UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Preliminary Proxy Statement

Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to Rule 14a-12

FORTRESS INVESTMENT GROUP LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fortress Investment Group LLC
1345 Avenue of the Americas
New York, NY 10105

April 21, 2008

Dear Fellow Shareholders:

On behalf of your Board of Directors, I am pleased to invite you to attend the 2008 Annual Meeting of Shareholders of Fortress Investment Group LLC. This meeting will be held on May 29, 2008, at 10:00 AM Eastern Daylight Time, at The London NYC, located at 151 West 54th Street, New York, New York 10019.

The Notice of 2008 Annual Meeting of Shareholders and proxy statement that follow describe the business to be conducted at the meeting.

Your vote is important. Whether or not you plan to attend, please vote by Internet, telephone, or mark, sign, date, and return your proxy card, so that your shares are represented at the meeting.

If you plan to attend the meeting, please check the ‘‘Annual Meeting’’ box on your proxy card so that we may send you an admission card.

Sincerely,
Wesley R. Edens Chairman of the Board

Fortress Investment Group LLC
1345 Avenue of the Americas
New York, NY 10105

Notice of 2008 Annual Meeting of Shareholders

To Our Shareholders:

Fortress Investment Group LLC will hold its 2008 Annual Meeting of Shareholders (the ‘‘Annual Meeting’’) at The London NYC, located at 151 West 54th Street, New York, New York 10019 on May 29, 2008 at 10:00 AM Eastern Daylight Time.

The matters to be considered and acted upon at the Annual Meeting, which are described in detail in the accompanying materials, are:

1.	the election of three Class I directors, Richard N. Haass, Randal A. Nardone and Howard Rubin, to serve until the 2011 annual meeting;

2.	the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for Fortress Investment Group LLC for fiscal year 2008; and

3.	any other business properly presented at the Annual Meeting.

Your Board of Directors recommends that you vote in favor of the proposals set forth in this Proxy Statement.

You may vote at the Annual Meeting if you were a shareholder of record at the close of business on April 4, 2008.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote by Internet, telephone, or mark, sign, date, and return your proxy card, so that your shares are represented at the Annual Meeting.

By Order of the Board of Directors,

David N. Brooks Vice President, General Counsel and Secretary

New York, New York
April 21, 2008

Indemnification Agreements	44
PROPOSAL NUMBER TWO APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	44
Audit Fees, Audit Related Fees, Tax Fees and All Other Fees.	45
Audit Committee Pre-Approval Policies and Procedures	45
OTHER MATTERS	45
CONFIDENTIALITY OF PROXIES	46
SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2009 ANNUAL MEETING	46
important notice regarding the availability of proxy materials for the annual meeting to be held on may 29, 2008	46
ADDITIONAL INFORMATION	46

Fortress Investment Group LLC
1345 Avenue of the Americas
New York, NY 10105

April 21, 2008

PROXY STATEMENT

For 2008 Annual Meeting of Shareholders To Be Held On
May 29, 2008

GENERAL INFORMATION ABOUT THE MEETING

Date, Time and Place of Annual Meeting.    The Board of Directors (the ‘‘Board’’) of Fortress Investment Group LLC, a Delaware limited liability company (‘‘Fortress,’’ the ‘‘Company,’’ ‘‘we,’’ ‘‘us’’ or ‘‘our’’), is soliciting proxies to be voted at the 2008 Annual Meeting of Shareholders (the ‘‘Annual Meeting’’) to be held at 10:00 AM Eastern Daylight Time, on May 29, 2008, at The London NYC, located at 151 West 54th Street, New York, New York 10019 for the purposes set forth in the accompanying Notice of 2008 Annual Meeting of Shareholders, and at any adjournment or postponement of the Annual Meeting.

The Notice of 2008 Annual Meeting of Shareholders, Proxy Statement, form of proxy and voting instructions are first being mailed on or about April 21, 2008.

Matters to be Considered at the Annual Meeting.   At the Annual Meeting, shareholders will vote upon the following matters:

1.	the election of three Class I directors, Richard N. Haass, Randal A. Nardone and Howard Rubin, to serve until the 2011 annual meeting;

2.	the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2008; and

3.	any other business properly presented at the Annual Meeting.

Recommendations of the Board of Directors.    The Board recommends a vote:

•	FOR the election of the director nominees named herein; and

•	FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2008.

Record Date.    Our Board has fixed the close of business on April 4, 2008 as the record date (the ‘‘Record Date’’) for determination of the shareholders entitled to notice and to vote at the Annual Meeting. Only shareholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting.

Voting Securities.    Holders of our Class A shares and our Class B shares, as recorded in our share register at the close of business on the Record Date, may vote at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, there were 94,597,646 Class A shares and 312,071,550 Class B shares outstanding.

On each matter to be voted upon, the Class A shares and Class B shares will vote together as a single class. Each holder of Class A shares is entitled to one vote per share, and each holder of Class B shares is entitled to one vote per share. As of the Record Date, the Company’s five principals (Peter L. Briger, Jr.,

Wesley R. Edens, Robert I. Kauffman, Randal A. Nardone and Michael E. Novogratz) own all of our outstanding Class B shares and, therefore, are entitled to vote the 312,071,550 Class B shares outstanding as of the Record Date. As a result of their share ownership, the principals collectively have the ability to decide all matters to be voted upon at the Annual Meeting.

Quorum and Votes Needed.    A majority of outstanding shares present at the Annual Meeting, either in person or by proxy, and entitled to vote thereat, shall constitute a quorum for the transaction of business. In accordance with our Third Amended and Restated Limited Liability Company Agreement (the ‘‘Operating Agreement’’), the Annual Meeting may be adjourned from time to time by the chairman of the meeting to another place or time, without regard to the presence of a quorum.

For the election of nominees to our Board, the affirmative vote of a plurality of the votes cast for a particular position is required for approval of the matter. For the ratification of the appointment of Ernst & Young LLP and the approval of any other business properly presented at the Annual Meeting, the affirmative vote of a majority of the votes cast affirmatively or negatively is required for approval of the matter. A shareholder voting for the election of directors may withhold authority to vote for all or certain nominees. A shareholder may also abstain from voting on the other matters presented for shareholder vote. Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on a matter.

We will not count shares that abstain from voting on a particular matter or broker non-votes as votes in favor of such matter. In the election of directors, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of vote. With respect to the ratification of the appointment of Ernst & Young LLP, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote. If a shareholder holds shares through a broker, bank or other nominee (‘‘broker’’), generally the broker may vote the shares it holds in accordance with instructions received. If a shareholder does not give instructions to a broker, the broker can vote the shares it holds with respect to ‘‘discretionary’’ or routine proposals under the rules of the New York Stock Exchange (‘‘NYSE’’). A broker cannot vote shares with respect to non-discretionary proposals for which a shareholder has not given instruction. Both proposals to be voted on at the Annual Meeting are considered ‘‘discretionary’’ proposals and, therefore, may be voted upon by your broker even if you do not instruct your broker.

Voting of Proxies.    You may vote by any one of the following means:

•	By Mail

To vote by mail, please sign, date and complete the proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.

•	By Telephone or on the Internet

The telephone and Internet voting procedures established for shareholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card (1-800-690-6903). Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.proxyvote.com. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time on May 28, 2008.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

•	In Person, at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Meeting.

Shareholders who do not attend the Annual Meeting in person may submit proxies by mail. These proxies, if received in time for voting, properly executed and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. If no instructions are indicated, the shares represented by the proxy will be voted as follows:

•	FOR the election of the director nominees named herein;

•	FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2008; and

•	in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, including any adjournments and postponements thereof.

Revocability of Proxy.    Any shareholder returning a proxy may revoke it at any time before the proxy is exercised by (i) sending a written notice to the Secretary of the Company at the address below (ii) timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or (iii) voting in person at the Annual Meeting. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy. Any proxy not revoked will be voted as specified by the shareholder. If no choice is indicated, a proxy will be voted in accordance with the Board’s recommendations.

Fortress Investment Group LLC 1345 Avenue of the Americas 46th Floor New York, NY 10105 Attention: David N. Brooks, Secretary

Persons Making the Solicitation.    This proxy statement is sent on behalf of, and the proxies are being solicited by the Board of Fortress. We will bear all costs of the solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by mail, telephone, telecopy, e-mail and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting material to the beneficial owners of Class A and Class B shares that they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

Attendance at the Annual Meeting.    If you are a registered shareholder and plan to attend the Annual Meeting in person, please check the ‘‘Annual Meeting’’ box on the proxy card so that we may send you an admission card. A beneficial owner who plans to attend the Annual Meeting must obtain a legal proxy from his or her broker, bank or other holder of record and present it to the inspectors of election with your ballot in order to gain admission to the Annual Meeting. Admittance to the Annual Meeting will be based upon availability of seating.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

The first proposal is to elect three Class I directors to serve until the 2011 annual meeting of shareholders of Fortress or until their successors are duly elected or appointed and qualified, or until their earlier death, retirement, disqualification, resignation or removal.

Our Board currently consists of 11 directors and is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire in 2008, 2009 and 2010, respectively.

The Board unanimously proposes Richard N. Haass, Randal A. Nardone and Howard Rubin as nominees for election as Class I directors at the Annual Meeting. If elected at the Annual Meeting, the directors will hold office from election until the 2011 annual meeting of shareholders of Fortress or until their successors are duly elected or appointed and qualified, or until their earlier death, retirement, disqualification, resignation or removal. If any of the nominees becomes unavailable or unwilling to serve, an event that the Board does not presently expect, the persons named as proxies will vote your shares for another person nominated by the Board.

Set forth below is certain biographical information regarding our directors, including the director nominees, as of April 1, 2008. See ‘‘Security Ownership of Certain Beneficial Owners and Management’’ in this Proxy Statement for a description of securities beneficially owned by our directors, including the director nominees, as of April 1, 2008.

Unless otherwise instructed, we will vote all proxies we receive FOR Messrs. Haass, Nardone and Rubin.

Nominees

Set forth below is information regarding the nominees for election:

Name	Age	Position
Richard N. Haass	56	Class I Director
Randal A. Nardone	52	Chief Operating Officer, Class I Director
Howard Rubin	53	Class I Director

Randal A. Nardone has been a member of the Board of Fortress since November 2006 and was a member of the Management Committee of Fortress since co-founding the Company in 1998. Mr. Nardone is a director of Alea Group Holdings (Bermuda) Ltd., GAGFAH S.A. and Eurocastle Investment Limited. Mr. Nardone was previously a managing director of UBS from May 1997 to May 1998. Prior to joining UBS in 1997, Mr. Nardone was a principal of BlackRock Financial Management, Inc. Prior to joining BlackRock, Mr. Nardone was a partner and a member of the executive committee at the law firm of Thacher Proffitt & Wood. Mr. Nardone received a B.A. in English and Biology from the University of Connecticut and a J.D. from Boston University School of Law.

Dr. Richard N. Haass became a member of our Board in February 2007. Dr. Haass is president of the Council on Foreign Relations, a position he has held since July 2003. Prior to his current position, Dr. Haass was director of policy planning for the U.S. Department of State, where he was a principal adviser to Secretary of State Colin Powell on a broad range of foreign policy concerns, and acted as U.S. coordinator for policy toward the future of Afghanistan and the lead U.S. government official in support of the Northern Ireland peace process. From 1989 to 1993, Dr. Haass was special assistant to President George Bush and senior director for Near East and South Asian affairs on the staff of the National Security Council. Previously, he served in various posts in the United States Departments of State and Defense. Dr. Haass has received the State Department’s Distinguished Honor Award and the Presidential Citizens Medal. Dr. Haass has been director of foreign policy studies at the Brookings Institution and taught at or been associated in various capacities with Hamilton College, the Carnegie Endowment for International Peace, Harvard University’s Kennedy School of Government and the International Institute for Strategic Studies. Dr. Haass holds a bachelor’s from Oberlin College and both a Master and Doctor of Philosophy degrees from Oxford University.

Howard Rubin became a member of our Board in February 2007. Mr. Rubin is a director of Deerfield Triarc Capital Corp. (member of Audit Committee) and GateHouse Media, Inc. (member of Audit Committee). In addition, he served as a director of Global Signal and Capstead Mortgage Corporation (head of the Audit Committee). He has over twenty years of experience trading mortgage-backed securities. From 1987 to his retirement in 1999, Mr. Rubin was a Senior Managing Director at Bear Stearns, where he ran the Collateralized Mortgage Obligations desk. Mr. Rubin received a Masters of Business Administration from Harvard Business School and a B.S.E. in Chemical Engineering from Lafayette College.

The Board recommends a vote FOR the above-named nominees to serve as our directors until the 2011 annual meeting of Fortress or until their successors are duly elected or appointed and qualified, or until their earlier death, retirement, disqualification, resignation or removal.

Continuing Directors

Name	Age	Position
Wesley R. Edens	46	Chief Executive Officer, Chairman of the Board and Class III Director
Peter L. Briger, Jr.	44	President and Class III Director
Robert I. Kauffman	44	President – Europe and Class II Director
Michael E. Novogratz	43	President and Class II Director
Fredric B. Garonzik	65	Class II Director
Douglas L. Jacobs	60	Class III Director
Daniel H. Mudd	49	Class III Director
Takumi Shibata	55	Class II Director

Wesley R. Edens has been a member and Chairman of the Board of Fortress since November 2006 and was a member of the Management Committee of Fortress since co-founding the Company in 1998. Mr. Edens is responsible for the Company’s private equity and publicly traded alternative investment businesses. He is Chairman of the board of directors of each of Aircastle Limited, Brookdale Senior Living Inc., Eurocastle Investment Limited, GateHouse Media, Inc., Mapeley Limited, Newcastle Investment Corp. and Seacastle Inc. and a director of GAGFAH S.A. Mr. Edens was Chief Executive Officer of Global Signal Inc. from February 2004 to April 2006 and Chairman of the board of directors from October 2002 to January 2007. Mr. Edens was a director of Crown Castle International Corp. from January 2007 to July 2007. Mr. Edens serves in various capacities in the following five registered investment companies: Chairman, Chief Executive Officer and Trustee of Fortress Registered Investment Trust and Fortress Investment Trust II; Chairman and Chief Executive Officer of Fortress Brookdale Investment Fund LLC and Fortress Pinnacle Investment Fund LLC and Chief Executive Officer, President and Chairman of RIC Coinvestment Fund LP. Prior to forming Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers. Mr. Edens received a B.S. in Finance from Oregon State University.

Peter L. Briger, Jr. has been a member of the Board of Fortress since November 2006. Mr. Briger joined Fortress in March 2002 and is responsible for the hybrid hedge fund business, which includes running the Drawbridge Special Opportunities Funds. Prior to joining Fortress, Mr. Briger spent 15 years at Goldman, Sachs & Co., or Goldman Sachs, where he became a partner in 1996. Over the course of his career at Goldman Sachs, he held the positions of co-head of the Whole Loan Sales and Trading business, co-head of the Fixed Income Principal Investments Group, co-head of the Asian Distressed Debt business, co-head of the Goldman Sachs Special Opportunities (Asia) Fund LLC and co-head of the Asian Real Estate Private Equity business. In addition, he was a member of the Goldman Sachs Global Control and Compliance Committee, a member of the Goldman Sachs Asian Management Committee and a member of the Goldman Sachs Japan Executive Committee. Mr. Briger received a B.A. from Princeton University and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Briger currently serves on the board of directors of the Princeton University Investment Company.

Robert I. Kauffman has been a member of the Board of Fortress since November 2006 and was a member of the Management Committee of Fortress since co-founding the Company in 1998. Mr. Kauffman is responsible for the management of Fortress’s European private equity investment operations. Mr. Kauffman is the Chairman of the board of directors of Alea Group Holdings (Bermuda) Ltd. and of GAGFAH S.A. Prior to joining Fortress, Mr. Kauffman was a managing director of UBS from May 1997 to May 1998, and prior to that, was a principal of BlackRock Financial Management Inc. Mr. Kauffman

was with Lehman Brothers from 1986 to 1994 and served as executive director of Lehman Brothers International in London beginning in 1992. Mr. Kauffman received a B.S. in Business Administration from Northeastern University.

Michael E. Novogratz has been a member of the Board of Fortress since November 2006. Mr. Novogratz joined Fortress in March 2002 and is responsible for the liquid hedge fund business, which includes running the Drawbridge Global Macro Funds. Prior to joining Fortress, Mr. Novogratz spent 11 years at Goldman Sachs, where he became a partner in 1998. Mr. Novogratz held the positions of president of Goldman Sachs Latin America and the head of Fixed Income, Currencies and Commodities Risk in Asia, where he lived from 1992 to 1999. Mr. Novogratz received a B.A. from Princeton University, and served as a helicopter pilot in the U.S. Army.

Fredric B. Garonzik became a member of our Board in February 2007. Mr. Garonzik retired from Goldman, Sachs Group in November 1999 where he was co-head of the Fixed Income Currency and Commodities Division. From 1988-1994 he was head of Fixed Income and Capital Markets in Europe, based in London. He was named a General Partner in 1984. He is on the Board of Overseers of the Thomas J. Watson Institute for International Studies, a member of the Corporation of Brown University (Investment Committee Chairman) and has recently served on the boards of the Wharton Financial Institution, the American Federation for Aging Research (Treasurer), the Union Settlement (Finance Chairman) and the Buckley School. Mr. Garonzik is an Advisory Director to the Asian Special Opportunities Fund at Goldman Sachs and serves on the Advisory Boards of several for-profit entities. He received an A.B. from Brown University in 1964 and an M.B.A. from the Wharton School of Business at the University of Pennsylvania in 1967.

Douglas L. Jacobs became a member of our Board in February 2007. Mr. Jacobs was an Executive Vice President and Treasurer at FleetBoston Financial Group, managing the company’s funding, securitization, capital, and asset and liability management activities in addition to its securities, derivatives, and mortgage loan portfolios. Prior to joining FleetBoston, Mr. Jacobs was active in a variety of positions at Citicorp over 17 years, culminating in his role as Division Executive of the Mortgage Finance Group. Mr. Jacobs was a director and Chairman of the Audit Committee for Global Signal Inc. from February 2004 until January 2007. Since November of 2004, Mr. Jacobs has also been a director of ACA Capital Holdings, Inc. and was a director of Hanover Capital Mortgage Holdings, Inc from 2003 until 2007. Mr. Jacobs holds a B.A. from Amherst College and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

Daniel H. Mudd became a member of our Board in February 2007. Mr. Mudd is President and Chief Executive Officer of Fannie Mae, the nation’s largest financer of home mortgages. Mr. Mudd is also a member of the Fannie Mae Board of Directors. Prior to being appointed to his current post at Fannie Mae in June 2005, Mr. Mudd served as the Vice Chairman and Chief Operating Officer of Fannie Mae. As Chief Operating Officer, Mr. Mudd was responsible for originations, marketing, operations, systems, local outreach and administration. Prior to joining Fannie Mae in February 2000, Mr. Mudd served as President and Chief Executive Officer of GE Capital, Japan. During his career at GE Capital, Mr. Mudd served in Business Development, International Financing and European Fleet Services. He served as President of GE Capital Asia-Pacific from 1996 to 1999. Prior to his tenure at GE Capital, Mr. Mudd held positions in management consulting and financial services with Xerox Corporation, Ayers Whitmore and Company, and the World Bank. Mr. Mudd holds a B.A. in American History from the University of Virginia and a Master in Public Administration from the John F. Kennedy School at Harvard University. Mr. Mudd also serves on the boards of the Center for the Study of the Presidency, Sidwell Friends School, Hampton University and the Board of Managers of the University of Virginia Alumni Association.

Takumi Shibata became a member of our Board in February 2007. Mr. Shibata is Deputy President and Chief Operating Officer of Nomura Holdings, Inc. and sits on Nomura’s Executive Board. Prior to his current position, Mr. Shibata headed a variety of businesses at Nomura, including: global asset management, during 2005 and 2008, global support functions, during 2004 and 2005, global wholesale business, during 2003 and 2004, global investment banking operations, during 2002 and 2003, and European business from 1997 through 2002. Mr. Shibata sits on the Japanese Government’s Business Accounting Council. Mr. Shibata has been Chairman of the Self Regulation Planning Committee of the

Japan Securities Dealers Association, a Board Member of the International Primary Market Association (London), and a Board Member of the Securities Institute (London). Mr. Shibata holds a B.A. in economics from Keio University and an M.B.A. from Harvard Business School.

Legal Proceedings Involving Directors, Officers or Affiliates.    There are no legal proceedings ongoing as to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our affiliates.

Director Independence.    In April 2008, the Board determined the independence of each member of the Board in accordance with the NYSE corporate governance rules and applicable rules of the United States Securities and Exchange Commission (‘‘SEC’’). Each director affirmatively determined by the Board to have met the standards set forth in Section 303A.02 (b) of the NYSE, listing standards is referred to herein as an ‘‘Independent Director.’’ The Board has determined that the following Board members are Independent Directors because none of them had a material relationship with the Company: Fredric B. Garonzik, Richard N. Haass, Douglas L. Jacobs, Daniel H. Mudd, Howard Rubin and Takumi Shibata. In making this determination, our Board considered all relevant facts and circumstances, as required by applicable NYSE listing standards, including (i) with respect to Mr. Haass, the charitable contribution of $1 million by Mr. Briger in 2007 to the Council of Foreign Relations (‘‘CFR’’) (for which Mr. Haass serves as president), (ii) Mr. Rubin’s service as a member of the board of directors of Gatehouse Media, Inc., which is one of our portfolio companies, and (iii) Mr. Shibata’s position with an affiliate of Nomura Investment Managers U.S.A., Inc., which owns approximately 55,087,666 of our Class A shares.

The NYSE rules generally require that the Board consist of a majority of ‘‘independent directors’’ and that the nominating/corporate governance committee, the compensation committee and the audit committee of the Board consist entirely of ‘‘independent directors.’’ Under NYSE listing standards, whether a director is an ‘‘independent director’’ is a subjective determination to be made by the Board, and a director of Fortress only qualifies as ‘‘independent’’ if the Board affirmatively determines that the director has no material relationship with Fortress (either directly or as a partner, shareholder or officer of an organization that has a relationship with Fortress). While the test for independence is a subjective one, the NYSE rules also contain objective criteria that preclude directors from being considered independent in certain situations.

Specifically, persons meeting the following objective criteria are deemed to be not independent:

•	A director who is an employee, or whose immediate family member is an executive officer, of Fortress (including any consolidated subsidiary), may not be considered independent until three years after the end of such employment relationship;

•	A director who has received, or whose immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Fortress (including any consolidated subsidiary), other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	A director who (i) is, or whose immediate family is, a current partner of a firm that is the internal or external auditor of Fortress; (ii) is a current employee of such a firm; (iii) a director whose immediate family member is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Fortress’s audit within that time;

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Fortress’s present executives serve on that Company’s compensation committee may not be considered independent until three years after the end of such service or the employment relationship; and

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (or a consolidated subsidiary of such company) that makes payments to, or receives payments from, Fortress for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered an independent director until three years after falling below such threshold.

Ownership, either directly or indirectly, of a significant amount of Fortress’s Class A or Class B shares, by itself, does not constitute a material relationship. In addition, an investment in one or more Fortress Funds, by itself, also does not constitute a material relationship.

The Board has not established additional guidelines to assist it in determining whether a director has a material relationship with Fortress under NYSE rules, but instead evaluates each director or nominee for director under the tests set forth by the NYSE and through a broad consideration and evaluation of all relevant facts and circumstances. The Board, when assessing the materiality of a director’s relationship with Fortress, also considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

CORPORATE GOVERNANCE

The role of our Board is to ensure that Fortress is managed for the long-term benefit of our shareholders. To fulfill this role, the Board has adopted corporate governance principles designed to assure compliance with all applicable corporate governance standards, including those provided by the SEC and the NYSE. In addition, the Board is informed regarding Fortress’s activities and periodically reviews, and advises management with respect to, Fortress’s annual operating plans and strategic initiatives.

We review our corporate governance policies and practices on an ongoing basis and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the SEC and the new and proposed listing standards of the NYSE.

Corporate Governance Guidelines.    Based on this review, in February 2007, the Board adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are posted on our website at http://www.fortress.com under ‘‘Investor Relations — Governance Documents’’ and are available in print to any shareholder of the Company upon request.

Code of Business Conduct and Ethics.    Also in February 2007, the Board adopted a Code of Business Conduct and Ethics to help ensure that Fortress abides by applicable corporate governance standards. This code applies to all directors, employees, and officers, including our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller. The code is posted on our website at http://www.fortress.com under ‘‘Investor Relations — Governance Documents’’ and is available in print to any shareholder of the Company upon request. The Company intends to post on its website any material amendments to its ethics code and the description of any waiver from a provision of the ethics code granted by the Board to any director or executive officer of the Company.

Communications with the Board of Directors.    Shareholders and other interested parties who wish to communicate directly with any of the Company’s directors, including the non-management directors as a group or individually, may do so by writing to the Board of Directors, Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: David N. Brooks, General Counsel. All communications will be received, sorted and summarized by the General Counsel, as agent for the non-management directors. Communications relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the chairman of the Audit Committee. Other communications will be referred to such other directors as may be appropriate. Communications may be submitted anonymously or confidentially.

Meetings of the Board of Directors.    During the period from February 9, 2007 to December 31, 2007, our Board held nine regularly scheduled meetings. Each incumbent director (other than Mr. Novogratz)

attended 75% or more of the aggregate of all meetings of the Board and committees on which the director served during 2007. In 2007, our Board met one time in executive session with only non-management directors present.

The Company does not require directors to attend the annual shareholders’ meetings, although they are encouraged and invited to attend. The 2008 Annual Meeting is the Company’s first annual shareholders’ meeting.

Executive sessions of the non-management directors will occur during the course of the year. ‘‘Non-management directors’’ include all directors who are not officers of the Company. The non-management director presiding at those sessions will rotate from meeting to meeting among the chairs of each of the Board’s committees, to the extent the director is present at the executive session.

Committees of the Board of Directors.    The Board has standing Audit, Compensation and Nominating, Corporate Governance and Conflicts Committees. The table below indicates the members and chairmen of each of these committees. All members of each of these committees are Independent Directors.

Name	Audit	Compensation	Nominating, Corporate Governance and Conflicts
Fredric B. Garonzik	X		X
Richard N. Haass			X
Douglas L. Jacobs	Chair	X
Daniel H. Mudd			Chair
Howard Rubin	X	Chair
Takumi Shibata		X

*	Mr. Jacobs serves as the financial expert on our Audit Committee.

The Audit Committee.    The Audit Committee acts under a written charter that has been approved by the Board and complies with the NYSE corporate governance rules and applicable SEC rules and regulations. A current copy of the charter is posted on the Company’s website at http://www.fortress.com under ‘‘Investor Relations — Governance Documents’’ and is available in print to any shareholder of the Company upon request. All three members of the Audit Committee are Independent Directors. The Board has determined that each member of the Audit Committee is ‘‘financially literate’’ as defined by NYSE rules, and that Mr. Jacobs is qualified to serve as the Audit Committee’s ‘‘financial expert’’ as defined by SEC regulations. A brief description of Mr. Jacobs’ work experience is included in ‘‘Proposal Number One Election of Directors — Continuing Directors.’’ Members of the Audit Committee, do not receive any compensation from the Company other than their compensation as a director, committee member or, if applicable, committee chairman, in each case as described under ‘‘Director Compensation’’ and ‘‘Non-Employee Director Compensation Table’’ in this Proxy Statement.

Our Audit Committee’s functions include:

•	reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;

•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

•	appointing annually our independent registered public accounting firm, evaluating its independence and performance and setting clear hiring policies for employees or former employees of the independent registered public accounting firm.

During the fiscal year ended December 31, 2007, the Audit Committee held five regular meetings. The Audit Committee typically met with the Company’s independent auditors in executive session after each meeting. The report of the Audit Committee is included on page 25 of this Proxy Statement.

The Compensation Committee.    The Compensation Committee acts under a written charter that has been approved by the Board and complies with the NYSE corporate governance rules. A current copy of the charter is posted on the Company’s website at http://www.fortress.com under ‘‘Investor Relations — Governance Documents’’ and is available in print to any shareholder of the Company upon request. All three members of the Compensation Committee are Independent Directors.

Our Compensation Committee’s functions include:

•	reviewing and recommending to the Board the salaries, benefits and equity incentive grants for all employees, consultants, officers, directors and other individuals we compensate;

•	reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and determining the Chief Executive Officer’s compensation based on that evaluation; and

•	overseeing our compensation and employee benefit plans.

The Compensation Committee held two regularly scheduled meetings during the fiscal year ended December 31, 2007. The report of the Compensation Committee is included on page 24 of this Proxy Statement. Additional information on the Compensation Committee’s procedures and processes regarding the determination of executive compensation is included in the Compensation Discussion and Analysis below.

The Nominating, Corporate Governance and Conflicts Committee.    The Nominating, Corporate Governance and Conflicts Committee acts under a written charter that has been approved by the Board and complies with NYSE corporate governance rules. A current copy of the charter is posted on the Company’s website at http://www.fortress.com under ‘‘Investor Relations — Governance Documents’’ and is available in print to any shareholder of the Company upon request. All three members of the Nominating, Corporate Governance and Conflicts Committee are Independent Directors. As we became a public company in February 2007, the Nominating, Corporate Governance and Conflicts Committee held no meetings during the fiscal year ended December 31, 2007.

Our Nominating, Corporate Governance and Conflicts Committee functions include:

•	reviewing the performance of our Board and making recommendations to the Board regarding the selection of candidates, qualification and competency requirements for service on the Board and the suitability of proposed nominees as directors;

•	advising the Board with respect to the corporate governance principles applicable to us;

•	overseeing the evaluation of the Board and Fortress’s management;

•	reviewing and approving in advance any related party transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules established by the committee; and

•	establishing guidelines or rules to cover specific categories of transactions.

The Nominating, Corporate Governance and Conflicts Committee works with the Board to determine the appropriate and necessary characteristics, skills and experience of the Board, both as a whole and with respect to its individual members. The committee evaluates biographical and background information relating to potential candidates and interviews candidates selected by members of the committee and by the Board in making its decisions as to prospective candidates to the Board. While the committee does not specifically set forth any minimum skills that a candidate must have prior to consideration, the committee thoroughly examines a candidate’s understanding of the Company’s business and other elements relevant to the success of a publicly traded company in today’s business environment, and educational and professional background. In determining whether to recommend a director for re-election, the Nominating, Corporate Governance and Conflicts Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Nominating, Corporate Governance and Conflicts Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating, Corporate Governance and Conflicts

Committee if they become aware of suitable candidates. As described below, the Nominating, Corporate Governance and Conflicts Committee will also consider candidates recommended by shareholders. We have not paid any third party a fee to assist in the process of identifying or evaluating candidates; however the Nominating, Corporate Governance and Conflicts Committee may elect in the future to engage firms that specialize in identifying director candidates.

All director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates for director must possess the level of education, experience, sophistication and expertise required to perform the duties of a member of a board of directors of a public company of the Company’s size and scope. At a minimum, the committee will consider (i) whether the recommended candidate is subject to a disqualifying factor as described Section 303A.02(b) of the NYSE listing standards; (ii) the number of other boards and committees on which the individual serves; (iii) the extent of the individual’s experience in business, trade, finance or management; (iv) the extent of the individual’s knowledge of regional, national and international business affairs; (v) whether the individual possesses the overall judgment to advise and direct the Company in meeting its responsibilities to shareholders, customers, employees and the public; (vi) whether the individual provides the appropriate experience and expertise in light of the prevailing business conditions and the composition of the Board; and (vii) any other factors, including those set forth in the Corporate Governance Guidelines, relating to the ability and willingness of the individual to serve.

While the Corporate Governance Guidelines provide that the committee may, if it deems appropriate, establish procedures to be followed by shareholders in submitting recommendations for Board candidates, the Nominating, Corporate Governance and Conflicts Committee has not, at this time, put in place a formal policy with regard to such procedures. The Board believes that it is appropriate for Fortress not to have a specific policy because shareholders are always free to submit recommendations for Board candidates, simply by following the procedures set forth in our Operating Agreement. Shareholders wishing to nominate an individual for election at an annual meeting of shareholders must give timely notice to the Company’s Secretary and comply with all of the procedures set forth in our Operating Agreement, as described further in ‘‘Shareholder Proposals and Nominations for the 2009 Annual Meeting.’’

DIRECTOR COMPENSATION

Messrs. Garonzik, Haass, Jacobs, Mudd, Rubin and Shibata were each granted 16,216 restricted Class A shares on the date immediately following the pricing of our initial public offering on February 8, 2007. These restricted shares will become vested in three equal portions on the day immediately preceding our annual shareholders meetings in each of 2008, 2009 and 2010, provided the director is still serving as of the applicable vesting date. The directors holding these restricted shares are entitled to all dividends that become payable on such shares during the restricted period. We pay an annual fee to each non-employee director equal to $30,000, payable semi-annually. In addition, annual fees of $20,000, $15,000 and $15,000 are paid to the chairs of the Audit, Compensation, and Nominating, Corporate Governance and Conflicts committees of the Board, respectively, and the other members of each such committee receive annual fees of $10,000. We do not, and do not intend to, separately compensate our directors who are also our employees or who are otherwise affiliated with us. Fees to independent directors may be paid in Class A shares, based on the value of such Class A shares at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent. All members of the Board will be reimbursed for reasonable costs and expenses incurred in attending meetings of our Board. For additional information regarding the compensation we paid to our non-employee directors in 2007, see the section below entitled, ‘‘Non-Employee Director Compensation Table.’’

EXECUTIVE OFFICERS

Set forth below is information pertaining to our executive officers who held office as of April 2, 2008:

Name	Age	Position
Wesley R. Edens	46	Chief Executive Officer and Chairman of the Board of Directors
Peter L. Briger, Jr.	44	President and Director
Robert I. Kauffman	44	President – Europe and Director
Randal A. Nardone	52	Chief Operating Officer and Director
Michael E. Novogratz	43	President and Director
Daniel N. Bass	41	Chief Financial Officer
David N. Brooks	37	Vice President, General Counsel and Secretary

Wesley R. Edens has been our Chief Executive Officer since November 2006. Additional information regarding Mr. Edens is located in the ‘‘Continuing Directors’’ section of this Proxy Statement.

Peter L. Briger, Jr. has been one of our Presidents since November 2006. Additional information regarding Mr. Briger is located in the ‘‘Continuing Directors’’ section of this Proxy Statement.

Robert I. Kauffman has been our President-Europe since November 2006. Additional information regarding Mr. Kauffman is located in the ‘‘Continuing Directors’’ section of this Proxy Statement.

Randal A. Nardone has been our Chief Operating Officer since November 2006. Additional information regarding Mr. Nardone is located in the ‘‘Nominees’’ section of this Proxy Statement.

Michael E. Novogratz has been one of our Presidents since November 2006. Additional information regarding Mr. Novogratz is located in the ‘‘Continuing Directors’’ section of this Proxy Statement.

Daniel N. Bass joined Fortress as Chief Financial Officer in November 2003. Prior to joining Fortress, Mr. Bass spent 11 years at Deutsche Bank. Over the course of his career at Deutsche Bank, he held the positions of managing director of DB Capital Partners and managing director, Global Business Area Controller of Deutsche Bank’s Corporate Investments Division. Prior to that, Mr. Bass was a Senior Associate in the International Tax Practice at Coopers & Lybrand. Mr. Bass received both a B.S. and a Masters in Accounting from Florida State University.

David N. Brooks is the General Counsel of Fortress. Mr. Brooks joined Fortress in 2004 as the Deputy General Counsel and succeeded to the General Counsel role in February 2007. Prior to joining Fortress, Mr. Brooks spent nearly 8 years at Cravath, Swaine & Moore LLP, where he specialized in mergers and acquisitions, capital markets transactions, including initial public offerings and high-yield debt issuances, and providing corporate governance advice to large public companies. Mr. Brooks received a B.S. in Economics from Texas A&M University and a J.D. from the University of Texas School of Law.

OWNERSHIP OF THE COMPANY’S SHARES

Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC reports of ownership on Form 3 and changes in ownership on Forms 4 and 5. Such officers, directors and greater-than-ten percent shareholders are also required by the SEC to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to all of its reporting persons were complied with during the fiscal year ended December 31, 2007 (other than two Form 4 filings in respect of 29,412 restricted stock units awarded to for each of Messrs. Brooks and Bass, which were filed late).

Security Ownership of Certain Beneficial Owners and Management.    The following table sets forth, as of April 1, 2008, the beneficial ownership of our Class A and Class B shares by (1) each person known to us to beneficially own more than 5% of any class of the outstanding shares of the Company, (2) each of our directors, (3) each of our named executive officers and (4) all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the Class A and Class B shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws. Unless otherwise indicated, the address of each person named in the table is c/o Fortress Investment Group LLC, 1345 Avenue of Americas, 46th Floor, New York, New York 10105.

Name of Beneficial Owner	Class A Shares Beneficially Owned			Class B Shares Beneficially Owned		Total Percentage of Voting Power(3)
	Number of Shares		Percent of Class(1)	Number of Shares	Percent of Class(2)
Peter L. Briger, Jr.(5)	66,575,264	(4)	41.3	66,575,264	21.3	16.4
Wesley R. Edens(6)	72,816,794	(4)	43.5	72,816,694	23.3	17.9
Robert I. Kauffman(7)	53,052,164	(4)	35.9	53,052,164	17.0	13.0
Randal A. Nardone(8)	53,052,164	(4)	35.9	53,052,164	17.0	13.0
Michael E. Novogratz(9)	66,575,264	(4)	41.3	66,575,264	21.3	16.4
Daniel N. Bass	12,000		*	—	—	*
David N. Brooks	15,000		*	—	—	*
Fredric B. Garonzik	44,216		*	—	—	*
Richard N. Haass	22,216		*	—	—	*
Douglas L. Jacobs	62,066		*	—	—	*
Daniel H. Mudd	22,216		*	—	—	*
Howard Rubin	100,000		*	—	—	*
Takumi Shibata	—		—	—	—	—
All directors and executive officers as a group (13 persons)	277,814	(10)	*(10)	312,071,550	100.0	76.8
5% Shareholders
Nomura Investment Managers U.S.A., Inc.(11)	55,087,666		58.2	—	—	13.5
OppenheimerFunds, Inc. (12)	9,048,858		9.6	—	—	2.2

*	Less than 1%
(1)	The percentage of beneficial ownership of Class A shares is based on 94,597,646 Class A shares outstanding as of April 1, 2008, and, in the case of each of our principals (Messrs. Briger, Edens, Kauffman, Nardone and Novogratz), the percentage is based on 94,597,646 Class A shares outstanding as of April 1, 2008, plus the number of Class A shares deemed to be beneficially owned by such principal. The percentage of beneficial ownership excludes 52,534,503 restricted Class A share units to be granted to certain employees and affiliates.
(2)	The percentage of beneficial ownership of Class B shares is based on 312,071,550 Class B shares outstanding as of April 1, 2008.
(3)	The total percentage of voting power is based on 94,597,646 Class A shares and 312,071,550 Class B shares outstanding as of April 1, 2008. The total percentage of voting power excludes 52,534,503 restricted Class A share units to be granted to certain employees and affiliates.
(4)	This number represents the number of Fortress Operating Group Units (and corresponding Class B shares) beneficially owned by the applicable principal (except for 100 Class A shares, which Mr. Edens purchased in connection with our initial public offering, which shares are included in the Class A share column only). Each ‘‘Fortress Operating Group unit’’ represents one limited partner interest in each of Fortress Operating Entity I LP, Fortress Operating Entity II LP, Fortress Operating Entity III LP and Principal Holdings I LP. Each of our principals has the right, exercisable from time to time, to exchange each Fortress Operating Group unit for one Class A share of the Company; provided, that one Class B share of the Company (which has no economic interest in the Company) is concurrently delivered to the Company for cancellation.
(5)	All 66,575,264 Fortress Operating Group units (and corresponding Class B shares) beneficially owned by Mr. Briger are held by Wainscott Holdings, LLC, a limited liability company of which Mr. Briger is the sole manager.
(6)	Of the 72,816,694 Fortress Operating Group units (and corresponding Class B shares) beneficially owned by Mr. Edens, 14,000,000 are held by The Wesley R. Edens 2007 Annuity Trust, a New York trust of which Mr. Edens is the trustee, and 440,000 are held by The Edens Family 2007 Annuity Trust, a New York trust of which Mr. Edens is the trustee.
(7)	All 53,052,164 Fortress Operating Group units (and corresponding Class B shares) beneficially owned by Mr. Kauffman are held by Aldel LLC, a limited liability company of which Mr. Kauffman is the sole member.
(8)	Of the 53,052,164 Fortress Operating Group units (and corresponding Class B shares) beneficially owned by Mr. Nardone, 14,000,000 are held by The Randal A. Nardone 2007 Annuity Trust, a New York trust of which Mr. Nardone is the trustee, 300,000 are held by The Nardone Family 2007 Annuity Trust #1, a New York trust of which Mr. Nardone is the trustee, and 300,000 are held by The Nardone Family 2007 Annuity Trust #2, a New York trust of which Mr. Nardone is the trustee.
(9)	Of the 66,575,264 Fortress Operating Group units (and corresponding Class B shares) beneficially owned by Mr. Novogratz, 8,008,108 are held by MN1 LLC, a limited liability company of which Mr. Novogratz is the sole managing member, 29,233,578 are held by The Michael Novogratz 2007 Annuity Trust, a New York trust of which Mr. Novogratz is the trustee, and 2,702,703 are held by The Novogratz Family 2007 Annuity Trust, a New York trust of which Mr. Novogratz is the trustee.
(10)	The number and percentage of Class A shares excludes the Class A shares that are deemed to be beneficially owned by the principals pursuant to their exchange rights as described in footnote (4) above.
(11)	This information is based on a Schedule 13G filed with the SEC on February 14, 2008, by Nomura Investment Managers U.S.A., Inc. c/o Nomura Holdings, Inc., 1-9-1, Nihonbashi, Chuo-ku, Tokyo, 103-8645 Japan.
(12)	This information is based on a Schedule 13G filed with the SEC on February 5, 2008, by OppenheimerFunds, Inc., Two World Financial Center, 225 Liberty Street, New York, NY 10281.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We believe that it is important for our shareholders to understand how we compensate our top executives and the rationale for our compensation decisions. Set forth below is a detailed discussion regarding the compensation of our ‘‘named executive officers,’’ which include our Chief Executive Officer, our Chief Financial Officer and our five other most highly compensated executive officers. These individuals, other than our Chief Financial Officer and General Counsel, are referred to elsewhere herein as our ‘‘principals.’’

Our Compensation Goals and Philosophy – Principals

A primary goal of our compensation arrangements with our principals is to align their interests with the interests of our shareholders. That alignment has been and will continue to be evidenced by our significant capital investment in the funds we manage; similar alignment with our Class A shareholders has been and will continue to be evidenced by the continued significant ownership by our principals in the Fortress Operating Group.

In January 2007, we entered into a five-year employment, non-competition and non-solicitation agreement with each principal, which is described in more detail below under the section ‘‘Employment Agreements with Our Named Executive Officers.’’ Under the terms of each principal’s agreement with us, the principal receives an annual salary of $200,000. The principals do not receive any bonus payments directly from us. They do, however, receive distributions with respect to their ownership of Fortress Operating Group units, in the same amount per unit and generally at the same time as distributions are made to us in respect of the Fortress Operating Group units we hold, creating an alignment of interest with our Class A shareholders that is consistent with our fundamental philosophy.

We believe that the $200,000 annual salary provided to each principal is significantly below-market-rate compensation. We expect to re-examine the concept of below-market-rate compensation as we approach the end of the initial five year term of the principal’s employment agreements and to then adjust the compensation of each principal to a market rate.

Our Compensation Goals and Philosophy – Chief Financial Officer and General Counsel

As with our principals, we seek to compensate our Chief Financial Officer and General Counsel (sometimes referred to below, along with our principals, as ‘‘named executive officers’’ or ‘‘officers’’) in a manner that aligns their compensation with the creation of long-term value for our shareholders. To achieve this goal, we have designed compensation packages for these named executive officers that aim to reward sustained financial and operational performance for all of our businesses and to motivate these executives to remain with the Company for long and productive careers. Our Chief Financial Officer and General Counsel had no role in determining any aspect of their compensation.

Compensation Elements We Use to Achieve These Goals

We use the following compensation elements as tools to reward and retain our Chief Financial Officer and General Counsel:

•	Base Salary – We provide a base salary of $200,000 to assist each officer with paying basic living expenses during the calendar year;

•	Bonus – We pay discretionary cash bonuses each December for the prior year’s performance based upon an evaluation as to how well the officer performed during the year in helping the Company achieve its goals;

•	Restricted Stock Units – We use RSUs, which are typically subject to service-based vesting conditions, as a meaningful component of each officer’s compensation because we believe that this form of equity in the Company incentivizes the officer to (1) remain with the Company and (2) build the Company in ways that create long-term value for our shareholders;

•	Profit Sharing Interests in Fortress Funds performance – We grant our officers interests in a portion of the profits (which interests may be calculated and awarded either in the form of partnership interests or paid out in cash on an annual basis) earned by us through our management of various Fortress Funds to incentivize each officer to devote focus to building our various businesses; and

•	Other Compensation – We also provide our named executive officers with other compensation and benefits, which are reflected in the ‘‘All Other Compensation’’ column of the Summary Compensation Table set forth below, that we believe are reasonable, competitive and consistent with the Company’s overall executive compensation goals and philosophy.

Determining Compensation for Our Chief Financial Officer in 2007

Daniel Bass has served as our Chief Financial Officer since 2003. As the leader of the Company’s finance and accounting, Mr. Bass is responsible for overseeing the financial operations of the Company. Mr. Bass also oversees our Human Resources, IT and Facilities departments. His strategic and operational responsibilities include, include among other things, ensuring that the Company is efficiently financed and maintains sufficient liquidity. In addition, Mr. Bass is responsible for overseeing the Company’s financial statements and continuing to build relationships with our investors and financial counterparties.

As is described in the Company’s Annual Report on Form 10-K, the Company delivered strong financial results in 2007, and Mr. Bass’s financial leadership was instrumental in achieving these results. Despite an increasingly difficult economic environment, Mr. Bass played a critical role in helping the Company maintain a strong balance sheet and ample liquidity. In addition, Mr. Bass led our efforts to enhance the Company’s controllership and finance functions in order to facilitate our compliance with the requirements of the Sarbanes-Oxley Act. Mr. Bass also led our efforts to expand our Human Resources, IT and Facilities departments to serve our increased number of employees.

In light of these achievements, Mr. Bass received the compensation set forth in the ‘‘Summary Compensation Table’’ below, which reflects a reasonable increase in compensation from the prior year.

Determining Compensation for Our General Counsel in 2007

David Brooks became our General Counsel upon the completion of our initial public offering in February 2007, having previously served as our Deputy General Counsel. As the leader of the Company’s legal department, Mr. Brooks has overall responsibility for all legal and compliance matters. These matters span a broad array of complex laws and regulations around the globe, with the scope and complexity of such laws and regulations increasing substantially as a result of Fortress becoming a public company.

As is described in the Company’s Annual Report on Form 10-K, the Company delivered strong financial results in 2007, and Mr. Brooks’s leadership and advice was instrumental in achieving these results. Mr. Brooks enhanced the Company’s legal and compliance departments. In addition, Mr. Brooks supervised the Company’s efforts to ensure compliance with the legal requirements of the Sarbanes-Oxley Act and the New York Stock Exchange. Mr. Brooks also provided valuable advice to each of our businesses to assist them in both building and managing their businesses effectively during increasingly challenging market conditions.

In light of these achievements, Mr. Brooks received the compensation set forth in the ‘‘Summary Compensation Table’’ below, which reflects a reasonable increase in compensation from the prior year.

Additional Detail on Executive Compensation

Summary Compensation Table

The following table provides additional information regarding the compensation earned by, awarded to or paid to our named executive officers in 2007:

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		All Other Compensation(1) ($)		Total ($)
Wesley R. Edens Chief Executive Officer	2006	$0		$0		$0		$408,844		$408,844
	2007	200,000		0		0		19,400		219,400
Peter L. Briger, Jr. President	2006	0		0		0		155,735		155,735
	2007	200,000		0		0		19,400		219,400
Robert I. Kauffman President – Europe	2006	0		0		0		293,558		293,558
	2007	200,000	(4)	0		0		193,393	(4)	393,393
Randal A. Nardone Chief Operating Officer	2006	0		0		0		174,401		174,401
	2007	200,000		0		0		19,400		219,400
Michael Novogratz President	2006	0		0		0		369,300		369,300
	2007	200,000		0		0		19,400		219,400
Daniel N. Bass Chief Financial Officer	2006	200,000		1,000,000	(2)	0		1,817,627		3,017,627
	2007	200,000		1,500,000	(2)	1,406,728	(3)	2,135,754		5,242,482
David N. Brooks Vice President, General Counsel and Secretary	2007	200,000		1,200,000	(5)	632,137		2,064,947		4,097,084

(1)	See the ‘‘All Other Compensation’’ tables below for additional information.
(2)	Mr. Bass received a discretionary cash bonus of $1.0 million and $1.5 million for services rendered in 2006 and 2007, respectively.
(3)	During 2007, Mr. Bass was awarded 600,843 restricted stock units (‘‘RSU’’s). The amount in this column reflects the amount of expense related to these awards recorded by the Company pursuant to SFAS 123R and SEC rules. Pursuant to SEC rules, this amount excludes the impact of estimated forfeitures related to service-based vesting conditions. This amount reflects the Company’s accounting expense and does not correspond to the actual value that may be realized. For a summary of the assumptions made in the valuation of these awards, please see Note 8 of our audited consolidated and combined financial statements contained in our Annual Report on Form 10-K filed with the SEC on March 28, 2008.
(4)	Mr. Kauffman’s salary was paid in British Pounds on a monthly basis. The amount paid was converted to U.S. Dollars using the average exchange rate for the month in which the compensation was paid.
(5)	Mr. Brooks received a discretionary cash bonus of $1.2 million for services rendered in 2007.
(6)	During 2007, Mr. Brooks was awarded 315,127 RSUs. The amount in this column reflects the amount of expense related to these awards recorded by the Company pursuant to SFAS 123R and SEC rules. Pursuant to SEC rules, this amount excludes the impact of estimated forfeitures related to service-based vesting conditions. This amount reflects the Company’s accounting expense and does not correspond to the actual value that may be realized. For a summary of the assumptions made in the valuation of these awards, please see Note 8 of our audited consolidated and combined financial statements contained in our Annual Report on Form 10-K filed with the SEC on March 28, 2008.

All Other Compensation Table – 2006

The following table provides additional information regarding each component of the All Other Compensation column in the Summary Compensation Table:

Name	401K Matching Contribution ($)	Transportation Expenses(1) ($)	Expatriate Living Expenses ($)		Value of Life Insurance and Other Insurance Premiums Paid ($)	Payments in Respect of Profit Sharing Interests in Funds(2) ($)	Administrative Expenses(4) ($)	Total ($)
Wesley R. Edens	$6,600	$74,587	$0		$14,057	$0	$313,600	$408,844
Peter L. Briger, Jr.	6,600	135,078	0		14,057	0	0	155,735
Robert I. Kauffman	6,600	0	180,330	(3)	12,420	0	94,208	293,558
Randal A. Nardone	6,600	59,536	0		14,057	0	94,208	174,401
Michael Novogratz	6,600	348,643	0		14,057	0	0	369,300
Daniel N. Bass	6,600	0	0		13,796	1,797,231	0	1,817,627

(1)	Transportation Expenses consist of Auto Expenses and Other Transportation Expenses. ‘‘Auto Expenses’’ consist of the amortizable costs and running expenses associated with the car and the compensation and benefits costs associated with the driver the Company provided for the use of three of the principals, Messrs. Edens, Nardone and Novogratz. ‘‘Other Transportation Expenses’’ consists of the amortizable costs and management fee and insurance expenses associated with a helicopter the Company provided for the use of the principals. The Auto Expenses and Other Transportation Expenses incurred during 2006 were as follows:

Name	Auto Expense ($)	Other Transportation Expense ($)	Total ($)
Wesley R. Edens	$59,536	$15,051	$74,587
Peter L. Briger, Jr.	0	135,078	135,078
Randal A. Nardone	59,536	0	59,536
Michael Novogratz	59,536	289,107	348,643

(2)	Amounts shown in this column reflect income earned by Mr. Bass in 2006 in respect of the ‘‘profit sharing interest’’ (that is, the rights to a portion of the profits earned by us) held by him in a variety of Fortress Funds. In addition to the compensation received from the Company set forth in this table, Mr. Bass received awards entitling him to 0.5% of the ‘‘profit sharing interest’’ or incentive income that will be generated in respect to the investments made by the following private equity funds that were raised in 2006: Fortress Investment Fund IV, Fortress Investment Fund IV Coinvestment Fund, Fortress RIC Coinvestment Fund, Fortress Intrawest Coinvestment Fund, Fortress Holiday Investment Fund and Long Dated Value Fund II. Such profit sharing interests are subject to vesting conditions and, in some cases, continued service to the Company.
(3)	Amount is comprised of apartment rental costs in London and related expatriate expenses the Company provided for the use of Mr. Kauffman. Such amounts were paid in British Pounds as such costs became due. The amount paid was converted to U.S. Dollars using the average exchange rate for the month in which the compensation was paid.
(4)	Administrative Expenses consists of (i) the total cost of the compensation and benefits paid to the personal financial administrator the Company provided for the use of three of the principals, Messer. Edens, Kauffman and Nardone (with 1/3 of the total costs allocated to each of the three principals), in New York City and a pro-rata cost allocation for office space occupied and (ii) with respect to Mr. Edens, the total cost of the compensation and benefits paid to an executive assistant the Company provided to him.

All Other Compensation Table – 2007

The following table provides additional information regarding each component of the All Other Compensation column in the Summary Compensation Table:

Name	401K Matching Contribution ($)	Expatriate Expenses ($)		Value of Life Insurance and Other Insurance Premiums Paid ($)	Payments in Respect of Profit Sharing Interests in Funds(2) ($)	Total ($)
Wesley R. Edens	$6,750	$0		$12,650	N/A	$19,400
Peter L. Briger, Jr.	6,750	0		12,650	N/A	19,400
Robert I. Kauffman	6,750	173,215	(1)	13,428	N/A	193,393
Randal A. Nardone	6,750	0		12,650	N/A	19,400
Michael Novogratz	6,750	0		12,650	N/A	19,400
Daniel N. Bass	6,750	0		12,650	$2,116,354	2,135,754
David N. Brooks	6,750	0		12,650	2,045,547	2,064,947

(1)	Consists of $173,215 of apartment rental costs in London and related expatriate expenses the Company provides for the use of Mr. Kauffman. Such amounts were paid in British Pounds as such costs become due. The amount paid was converted to U.S. Dollars using the average exchange rate for the month in which the compensation was paid.
(2)	Amounts shown in this column reflect income earned by Messrs. Bass and Brooks in 2007 in respect of the ‘‘profit sharing interest’’ (that is, the rights to a portion of the profits earned by us) held by each of them in a variety of Fortress Funds. In addition to the compensation received from the Company set forth in this table, each of Mr. Bass and Mr. Brooks received awards entitling him to 0.5% of the ‘‘profit sharing interest’’ or incentive income that will be generated in respect to the investments made by the following private equity funds that were raised in 2007: Fortress Investment Fund V, Fortress Investment Fund V Coinvestment Fund and Fortress Florida Coinvestment Fund. Such profit sharing interests are subject to vesting conditions and, in some cases, continued service to the Company.

Grants of Plan-Based Awards

The following table provides additional information regarding the equity awards we granted to our named executive officers during 2007. Messrs. Briger, Edens, Kauffman, Nardone and Novogratz did not receive any such grants in 2007. During 2007, Messrs. Bass and Brooks received the following grants:

Name	Grant Date	Stock Awards: Number of Shares of Stock or Units(1) (#)	Type of Stock Award	Grant Date Fair Value of Stock Awards(2) ($)
Daniel N. Bass	02/08/2007	240,002	Dividend Paying RSU	$4,440,037
	02/08/2007	331,429	Non-Dividend Paying RSU	4,818,978
	12/21/2007	29,412	Non-Dividend Paying RSU	324,120
David N. Brooks	02/08/2007	285,715	Non-Dividend Paying RSU	$4,154,296
	12/21/2007	29,412	Non-Dividend Paying RSU	324,120

(1)	This column shows the number of RSUs granted. RSUs granted on February 8, 2007, will vest in 25% increments on January 1 of each year beginning on January 1, 2010, subject to continued employment at each such vesting date. RSUs granted on December 21, 2007, will vest in 25% increments on January 1 of each year beginning on January 1, 2011, subject to continued employment at each such vesting date.
(2)	This column shows the full grant date fair value under SFAS 123R of RSUs granted to Messrs. Bass and Brooks in 2007. Generally, the full grant date fair value is the amount that the Company will expense in its financial statements over the award’s vesting schedule. With respect to Mr. Bass’s dividend-paying RSUs, the dividend rate will be whatever dividend rate (if any) is paid in respect of the Company’s Class A common shares, and such rate is not preferential.

Outstanding Equity Awards at Fiscal Year-End

The following table provides additional information on the current holdings of equity awards by our named executive officers as of December 31, 2007. Messrs. Briger, Edens, Kauffman, Nardone and Novogratz have not received any equity grants. Messrs. Bass and Brooks have received the following grants of RSUs (and have not received any other type of equity grant):

Restricted Stock Unit Awards

Name	RSU Award Grant Date	Type of RSU Award	Number of RSUs That Have Not Vested(1) (#)	Market Value of RSU Awards That Have Not Vested(2) ($)
Daniel N. Bass	02/08/2007	Dividend Paying RSU	240,002	$3,739,231
	02/08/2007	Non-Dividend Paying RSU	331,429	5,163,664
	12/21/2007	Non-Dividend Paying RSU	29,412	458,239
David N. Brooks	02/08/2007	Non-Dividend Paying RSU	285,715	$4,451,440
	12/21/2007	Non-Dividend Paying RSU	29,412	458,239

(1)	This column shows the number of RSUs granted. RSUs granted on February 8, 2007, will vest in 25% increments on January 1 of each year beginning on January 1, 2010, subject to continued employment at each such vesting date. RSUs granted on December 21, 2007, will vest in 25% increments on January 1 of each year beginning on January 1, 2011.
(2)	The market value of the RSU awards shown in this column represents the per share closing price of Fortress’s Class A shares as of December 31, 2007, which was $15.58, multiplied by the number of RSUs awarded. The amounts shown above for the non-dividend paying RSUs do not reflect the discount that would be applied to such RSUs in light of the fact that the holders thereof are not entitled to receive dividends.

Potential Payments upon Change-in-Control or Termination

Change-in-Control

We do not have any employment agreements that provide for any payment to any of our named executive officers in connection with a change in control of the Company.

In the event of a change in control that results in the common equity of the Company no longer being publicly traded, if Mr. Bass or Mr. Brooks are terminated within 12 months after the occurrence of such event, then 100% of their RSUs would become vested as of the date of their termination. Mr. Bass and Mr. Brooks may also be entitled to certain other rights with respect to their RSUs (such as the substitution of rights in the equity of an acquiring company) in the event of a change in control under other circumstances. However, the Company would not be required to pay any cash compensation or other benefits to either Mr. Bass or Mr. Brooks if such events took place.

Termination – Principals

Our employment agreements with each principal provide that if the principal’s employment is terminated by us without ‘‘cause’’ during the term of the agreement, the principal will be paid a lump sum separation payment equal to three times his then-current salary plus his unpaid accrued salary through the date of termination.

If the employment of any principal had been terminated without ‘‘cause’’ on December 31, 2007, then, upon providing the Company with a satisfactory release of claims, the Company would have paid the terminated principal a lump sum separation payment of $600,000 (calculated as three times the then-current $200,000 annual salary of each principal), as well as his accrued but unpaid salary through December 31, 2007. No other benefits or payments would be provided to the terminated principal under the agreement. A termination without ‘‘cause’’ can only occur with the approval of our Class B shareholders.

In general, ‘‘cause’’ is defined in each principal’s agreement as:

(i)	the willful engaging by the principal in illegal or fraudulent conduct or gross misconduct which, in each case, is materially and demonstrably injurious (x) to Fortress, (y) to the reputation of either the principal or Fortress or (z) to any of Fortress’s material funds or businesses, or

(ii)	conviction of a felony or guilty or nolo contendere plea by the principal with respect thereto, or

(iii)	a material breach by the principal of the non-competition or non-solicitation covenants contained in the agreement, if such breach is curable and is not cured within 30 business days following receipt of a notice of such breach or if such breach is not curable.

For purposes of this provision, no act or failure to act on the part of the principal shall be considered ‘‘willful’’ unless it is done, or omitted to be done, by the principal in bad faith or without reasonable belief that the principal’s action or omission was in the best interests of Fortress or was done or omitted to be done with reckless disregard to the consequences. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the board or based upon the advice of counsel for Fortress shall be conclusively presumed to be done, or omitted to be done, by the principal in good faith and in the best interests of Fortress. The cessation of employment of the principal shall not be deemed to be for ‘‘cause’’ unless and until there shall have been delivered to the principal a copy of a resolution duly adopted by the affirmative vote of two-thirds of the members of the board at a meeting of the board called and held for such purpose (after reasonable notice is provided to the principal and the principal is given an opportunity, together with counsel, to be heard before the board), finding that in the good faith opinion of the board, the principal is guilty of the conduct constituting ‘‘cause’’ and specifying the particulars thereof in detail.

Termination – Chief Financial Officer and General Counsel

The employment letter agreements we have with Mr. Bass and Mr. Brooks have exhibits that document the profit sharing interests that Mr. Bass and Mr. Brooks hold in a variety of Fortress Funds. The exhibits relating to a number of the funds provide that, in the event that either Mr. Bass or Mr. Brooks is terminated without cause, then (1) he will be vested in 25% of his original RSU grants as of the date of his termination (subject to delivery of such RSUs on the original vesting schedule) and (2) he will be entitled to be paid amounts equal to what he would have otherwise received in respect of certain of his profits interests in Fortress Funds in the calendar year in which he was terminated. The amount that Mr. Bass and Mr. Brooks would have been entitled to in respect of 2007 in respect of such profits interests if they had been terminated during that calendar year would have been $1,026,597 and $1,054,329, respectively; the amount that would be due upon such a termination occurring during the course of any future year would be dependent on the performance of the underlying Fortress Funds, and such amount may differ meaningfully from the amount that would have been paid in 2007. In addition, Mr. Bass and Mr. Brooks would each potentially be entitled to accelerated vesting of certain profits interests in Fortress Funds upon a termination of his employment without cause, although such acceleration would not involve the payment of any cash amounts at the time of termination. Mr. Bass and Mr. Brooks are not entitled to any other payments or benefits from the Company upon a termination of their employment. ‘‘Cause’’ is defined for purposes of these provisions as the commission by Mr. Bass or Mr. Brooks of an act of fraud, dishonesty or the failure to perform his duties, in each case in the course of his employment.

Non-Employee Director Compensation

The compensation program for our non-employee directors is designed to achieve three goals: (1) fairly compensate directors for their service to the Company given its size and the complexity of its operations and structure, (2) align the directors’s interests with the long-term interests of our shareholders and (3) incentivize the directors to continue to serve as board members.

Compensation Elements We Use to Achieve These Goals

We use the following compensation elements as tools to reward and retain our non-employee directors:

•	Board Service – Each non-employee director receives an annual fee equal to $30,000, payable semi-annually;

•	Committee Service – Each non-employee director receives an annual fee of $10,000 for committee service (and the chairman of each committee receives additional compensation);

•	Restricted Stock Grant – We granted restricted Class A shares to each non-employee director at the completion of our initial public offering to incentivize them to continue to serve on our Board of Directors and help build the Company in ways that create long-term value for our shareholders;

We also reimburse our non-employee directors for the expenses they incur in connection with their board service. We do not, and do not intend to, compensate any of our principals for their service on our Board of Directors.

The following table provides additional information on the compensation we paid to our non-employee directors in 2007:

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Fredric B. Garonzik	$44,534	$89,314	$133,848
Richard N. Haass(3)	35,603	89,314	124,917
Douglas L. Jacobs	53,466	89,314	142,780
Daniel H. Mudd	40,068	89,314	129,382
Howard Rubin	49,000	89,314	138,314
Takumi Shibata	35,603	89,314	124,917

(1)	Each non-employee director receives an annual fee equal to $30,000, payable semi-annually. In addition, annual fees of $20,000, $15,000 and $15,000 are paid to the chairs of the audit, compensation and nominating, corporate governance and conflicts committees of the board of directors, respectively, and the other members of each such committee each receive annual fees of $10,000. Fees to independent directors may be paid in Class A shares, based on the value of such Class A shares at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent. As we became a public company on February 9, 2007, the amounts in this column reflect the actual amounts paid to each director in 2007, which amounts represent the pro rata portion of each director’s compensation.
(2)	Each non-employee director was granted a number of restricted Class A shares on February 9, 2007, equal in value to $300,000, based on a price per Class A share of $18.50, which was the price at which Class A shares were sold to the public in our initial public offering. These restricted shares will become vested in three equal portions on the day immediately preceding our annual shareholders meetings in each of 2008, 2009 and 2010, provided the director is still serving as of the applicable vesting date. The directors holding these restricted shares are entitled to all dividends that become payable on such shares during the restricted period. The amounts in this column reflect the amount of expense recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock previously granted to our non-employee directors. The fair value was estimated in accordance with the requirements of FAS 123R. The fair value per share was $18.50 (our IPO share price). For a summary of the assumptions made in the valuation of these awards, please see Note 8 of our audited consolidated and combined financial statements contained in our Annual Report on Form 10-K filed with the SEC on March 28, 2008.
(3)	In 2007, Mr. Briger made a personal charitable contribution of $1 million to the CFR. Mr. Haass serves as the president of the CFR.

Employment Agreements with Our Named Executive Officers

Set forth below is additional information regarding the employment agreements we have entered into with our named executive officers:

Employment Agreements with Our Principals

In January 2007, Fortress entered into an employment, non-competition and non-solicitation agreement with each principal (each referred to as an ‘‘officer’’ in this section describing such agreements). Each officer who is a principal will also serve as an officer and director of a number of Fortress entities. The initial term of the agreement is the first five years after the completion of our initial public offering, which occurred on February 9, 2007. The agreement’s term automatically renews for an additional year each year thereafter, unless notice of intention not to renew is given by either party in accordance with the agreement. Each officer has the right to voluntarily terminate his employment with Fortress at any time.

Each officer is entitled during his employment to an annual salary of $200,000, which may be increased, but not decreased, at the discretion of the Board, and the officer is entitled to participate in all employee retirement and welfare benefit plans of Fortress. The agreement requires the officer to protect the confidential information of Fortress both during and after employment. The agreement also requires the officer to refrain from soliciting employees or interfering with Fortress’s relationships with investors both during and for a period of 24 months after termination of employment.

Employment Letter with the Chief Financial Officer

We have a letter agreement dated January 25, 2007, with our Chief Financial Officer, Daniel N. Bass, which states certain terms and conditions of his continuing employment. This employment letter provides that Mr. Bass is an employee ‘‘at will,’’ whose employment may be terminated at any time, either by us or by him.

The employment letter provides for a base salary of $200,000 and possible discretionary bonuses. Mr. Bass is eligible to participate in our 401(k) plan and in other benefit plans and arrangements generally made available to our senior executives from time to time and is entitled to twenty days of vacation per year. The letter’s exhibits document certain profit sharing interests held by Mr. Bass in a variety of Fortress Funds. Mr. Bass agrees not to compete with us during his employment, and, if we terminate his employment with ‘‘cause’’ (as defined in the employment letter) or he resigns, he must not compete with us for twelve months after termination. During his employment and for two years thereafter he will not solicit any of our employees to leave our employment or hire any of our former employees within one year of such employee’s termination. During his employment and for two years thereafter he will not intentionally interfere with our relationship with, or endeavor to entice away, any of our investors.

Employment Letter with the General Counsel

We have a letter agreement dated February 13, 2007, with David N. Brooks, our Vice President, General Counsel and Secretary, which states certain terms and conditions of his continuing employment. This employment letter provides that Mr. Brooks is an employee ‘‘at will,’’ whose employment may be terminated at any time, either by us or by him.

The employment letter provides for a base salary of $200,000 and possible discretionary bonuses. Mr. Brooks is eligible to participate in our 401(k) plan and in other benefit plans and arrangements generally made available to our senior executives from time to time and is entitled to twenty days of vacation per year. The letter’s exhibits document certain profit sharing interests held by Mr. Brooks in a variety of Fortress Funds. Mr. Brooks agrees not to compete with us during his employment, and, if we terminate his employment with ‘‘cause’’ (as defined in the employment letter) or he resigns, he must not compete with us for twelve months after termination. During his employment and for two years thereafter he will not solicit any of our employees to leave our employment or hire any of our former employees within one year of such employee’s termination. During his employment and for two years thereafter he will not intentionally interfere with our relationship with, or endeavor to entice away, any of our investors.

Compensation Committee Interlocks and Insider Participation

None.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board, which is comprised of three Independent Directors, operates pursuant to a written charter, which was adopted in February 2007 and which is available at http://www.fortress.com under ‘‘Investor Relations — Governance Documents.’’

The Compensation Committee is primarily responsible for reviewing, approving and overseeing the Company’s compensation plans and practices, and works with management to establish the Company’s executive compensation philosophy and programs. The members of the Committee at the end of the 2007 fiscal year were Howard Rubin (Chair), Douglas L. Jacobs and Takumi Shibata.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee

Howard Rubin, Chair
Douglas L. Jacobs
Takumi Shibata

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviewed Fortress’s audited consolidated financial statements as of and for the year ended December 31, 2007, and discussed these financial statements with Fortress’s management, including a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity and completeness of disclosures in the financial statements. Fortress’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of Fortress’s financial statements in accordance with the standards of the Public Accounting Oversight Board (United States) and for issuing a report on their audit of the financial statements. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee also reviewed and discussed with Ernst & Young LLP the audited financial statements and the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), and other matters the Committee deemed appropriate.

Fortress’s independent registered public accounting firm also provided the Audit Committee with the written letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Audit Committee also considered whether the independent auditors’ provision of other, non-audit related services to Fortress is compatible with maintaining such auditors’ independence.

Based on its discussions with management and Ernst & Young LLP, and its review of the representations and information provided by management and Ernst & Young LLP, the Audit Committee recommended to Fortress’s Board that the audited financial statements be included in Fortress’s Annual Report on Form 10-K for the year ended December 31, 2007. In addition, the Audit Committee has also recommended, subject to shareholder approval, the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ended December 31, 2008.

Respectfully submitted,

The Audit Committee

Douglas L. Jacobs, Chair
Fredric B. Garonzik
Howard Rubin

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures For Related Party Transactions

Prior to the completion of our initial public offering in February 2007, our Board adopted a Policy and Procedures With Respect to Related Person Transactions, which we refer to as our Related Person Policy. Pursuant to the terms of the Related Person Policy, the Nominating, Corporate Governance and Conflicts Committee of our Board must review and approve in advance any related party transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules that may be established by such committee to cover specific categories of transactions, including the guidelines described below. All Related Persons (defined below) are required to report to our legal department any such related person transaction prior to its completion and the legal department will determine whether it should be submitted to the Nominating, Corporate Governance and Conflicts Committee for consideration.

Our Related Person Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its consolidated subsidiaries (that is, not including the private investment funds and alternative asset companies which are managed by the Fortress Operating Group (the ‘‘Fortress Funds’’))) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.

Our Related Person Policy provides that the following transactions shall be deemed pre-approved by the Nominating, Corporate Governance and Conflicts Committee, even if the aggregate of any one or more of such transactions exceeds $120,000: (i) any investment by a Related Person in a private investment fund or other private collective investment vehicle managed by us or any of our subsidiaries or affiliates with respect to which management and incentive fees are waived (partially or in full), so long as it is not in violation of such fund’s organizational documents; (ii) any investment by a Related Person in an offering of securities of an issuer (other than securities of an entity covered by clause (i) above) controlled or managed by us or any of our subsidiaries or affiliates; and (iii) any other investment by a Related Person or any other transaction arrangement or relationship in which a Related Person participates so long as such investment, transaction, arrangement or relationship is also generally available to our senior employees.

A ‘‘Related Person’’, as defined in our Related Person Policy, means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Related Party Transactions

The following is a summary of material provisions of various transactions we have entered into with our executive officers, directors or 5% or greater shareholders. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Formation Transactions

Our business is presently conducted by Fortress Operating Entity I LP, Fortress Operating Entity II LP, Fortress Operating Entity III LP (collectively ‘‘the Operating Entities’’) and Principal Holdings I LP (‘‘Principal Holdings’’) (the Operating Entities together with Principal Holdings are referred to herein as the ‘‘Fortress Operating Group’’), which collectively manage the Fortress Funds. Fortress Investment Group LLC was formed as a Delaware limited liability company for the purpose of completing the Nomura transaction, our initial public offering and the related transactions in order to carry on our business as a publicly-traded entity. As a result of the Nomura transaction and the transactions contemplated by our initial public offering, Fortress Investment Group LLC acquired control of the Fortress Operating Group and holds approximately 23.3% of the Fortress Operating Group units.

On December 18, 2006, the principals entered into a securities purchase agreement (‘‘Securities Purchase Agreement’’) with Nomura Investment Managers U.S.A., Inc., a Delaware corporation, or Nomura (whose ultimate parent is Nomura Holdings, Inc., a Japanese corporation), pursuant to which Nomura acquired a then 15% indirect stake in Fortress Operating Group for $888 million, all of the proceeds of which went to the principals. On January 17, 2007, Nomura completed the transaction by purchasing 55,071,450 Class A shares of the Company for $888 million and the Company in turn purchased 55,071,450 Fortress Operating Group limited partnership units, represented 15% of Fortress Operating Group’s economic interests, from the principals for $888 million (the foregoing transactions, collectively, the ‘‘Nomura transaction’’).

In connection with the closing of the Nomura transaction, we formed FIG Corp. as a Delaware corporation, and FIG Asset Co. LLC, as a Delaware limited liability company, our two wholly-owned intermediate holding companies. In connection with the consummation of our initial public offering, we completed the following transactions:

•	we granted rights to the investors in the consolidated Fortress Funds to provide a simple majority of the respective unrelated limited partners with the right to accelerate the date on which the fund is liquidated, without ‘‘cause,’’ in accordance with certain procedures, or otherwise the ability to exert control over the fund, which resulted in our deconsolidation of these funds as of March 31, 2007;

•	subsequent to December 31, 2006, we distributed $415.9 million to our principals in the period prior to the consummation of our initial public offering;

•	subsequent to December 31, 2006, we collected $383.8 million pursuant to certain contractual arrangements from our offshore hedge funds representing a portion of receivables relating to previously earned fees, and used the proceeds, net of non-controlling interests, to partially fund the distributions to our principals described immediately above;

•	we issued Class A shares to Nomura for net proceeds of $888.0 million (as described above);

•	we contributed $609.8 million of the net proceeds from the Nomura transaction to FIG Corp., which in turn used those net proceeds, together with the proceeds it received from FIG Asset Co. LLC under the demand note, as described below, to purchase from the principals a 15% limited partner interest in each of the Operating Entities (which was approximately 13.7% upon consummation of our initial public offering). In connection with its admission as a limited partner to the Operating Entities, FIG Corp. became the sole general partner in each Operating Entity;

•	we contributed $278.2 million of the net proceeds from the Nomura transaction to FIG Asset Co. LLC, which (i) loaned a portion of these net proceeds to FIG Corp. pursuant to a demand note and (ii) used the remaining portion of these proceeds to purchase from the principals a 15% limited partner interest in Principal Holdings (which was approximately 13.7% upon consummation of our initial public offering), the Fortress Operating Group entity, which, among other things, holds certain of our principal investments. In connection with its admission as a limited partner to Principal Holdings, FIG Asset Co. LLC became the sole general partner in Principal Holdings;

•	FIG Corp. and FIG Asset Co. LLC (on behalf of any affiliated corporation) entered into a tax receivable agreement with our principals, as described below;

•	we entered into an employment agreement with each of our principals;

•	we entered into an investor shareholder agreement with Nomura, as described below;

•	we issued Class A shares in our initial public offering for net proceeds of approximately $652.7 million;

•	we contributed $508.3 million of the net proceeds from our initial public offering to FIG Corp., which in turn contributed those net proceeds, together with the proceeds it received from FIG Asset Co. LLC under a demand note, as described below, to the Operating Entities in exchange for an additional approximately 8.6% limited partner interest in each of the Operating Entities;

•	we contributed $144.4 million of the net proceeds from our initial public offering to FIG Asset Co. LLC, which (i) loaned a portion of these net proceeds to FIG Corp. pursuant to an intercompany demand note and (ii) contributed the remaining portion of these proceeds in exchange for an approximately 8.6% limited partner interest in Principal Holdings;

•	Fortress Operating Group used a portion of the net proceeds from our initial public offering: (a) to pay $250 million then outstanding under the term loan facility of our then existing credit agreement, as required by that credit agreement, (b) to pay $85 million then outstanding under the revolving credit facility of our then existing credit agreement, (c) to fund $169 million of commitments to private equity funds, and (d) to fund $149 million of general business purposes, including additional investments;

•	we granted pursuant to our equity incentive plan, effective upon consummation of our initial public offering, restricted Class A shares and restricted Class A share units to certain directors and employees having a fair value of $1.8 million and $911.6 million, respectively; and

•	we entered into a shareholders agreement between the Company with our principals (the ‘‘Shareholders Agreement’’), and our principals entered into the Principals Agreement (the ‘‘Principals Agreement’’), in each case as described below.

We refer to the foregoing collectively as the ‘‘Transactions.’’

As a result of the Transactions:

•	Fortress Investment Group LLC is a holding company, and our primary assets are our indirect controlling general partner interest in the Fortress Operating Group and approximately 23.3% of the Fortress Operating Group units, held through the intermediate holding companies;

•	our principals’ percentage ownership of the Fortress Operating Group units decreased to approximately 76.7% and our principals’ Class B shares represented 76.7% of the total combined voting power in the public company, by means of which they will maintain control of the Company;

•	FIG Corp. or FIG Asset Co. LLC, as applicable, became the sole general partner of each of the entities that constitute the Fortress Operating Group. Accordingly, we operate and control the business of the Fortress Operating Group and its subsidiaries; and

•	net profits, net losses and distributions of the Fortress Operating Group were allocated and made to its unitholders, on a pro rata basis in accordance with their respective Fortress Operating Group units. Accordingly, net profits and net losses allocable to Fortress Operating Group unitholders were initially allocated, and distributions were initially made, approximately 23.3% indirectly to us and approximately 76.7% to our principals.

The remaining Transactions collectively comprise the reorganization pursuant to which the principals, Nomura and the public acquired 100% of our outstanding Class A and Class B shares, and our concurrent acquisition, through two intermediate holding companies, of the controlling general partner interest in the Fortress Operating Group and approximately 23.3% of the Fortress Operating Group units.

Shareholders Agreement

Prior to the consummation of our initial public offering, we entered into a Shareholders Agreement with our principals. The Shareholders Agreement provides the principals with certain rights with respect to the approval of certain matters and the designation of nominees to serve on our Board, as well as registration rights for our securities that they own.

Principals’ Approval

The Shareholders Agreement provides that, so long as the principals and their permitted transferees collectively own securities representing more than 40% of the total combined voting power of all of our outstanding Class A and Class B shares, our Board shall not authorize, approve or ratify any action described below without the prior approval (which approval may be in the form of an action by written consent) of principals that are employed by the Fortress Operating Group holding our outstanding shares representing greater than 50% of the total combined voting power of all of our outstanding Class A and Class B shares held by such principals, collectively:

•	any incurrence of indebtedness, in one transaction or a series of related transactions, by us or any of our subsidiaries in an amount in excess of approximately 10% of the then existing long-term indebtedness of us and our subsidiaries;

•	any issuance by us, in any transaction or series of related transactions, of equity or equity-related outstanding shares which would represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 10% of the total combined voting power of our outstanding Class A and Class B shares other than (1) pursuant to transactions solely among us and our wholly-owned subsidiaries, or (2) upon conversion of convertible securities or upon exercise of warrants or options, which convertible securities, warrants or options are either outstanding on the date of, or issued in compliance with, the Shareholders Agreement;

•	any equity or debt commitment or investment or series of related equity or debt commitments or investments in an entity or related group of entities in an amount greater than $250 million;

•	any entry by us or any of our controlled affiliates into a new line of business that does not involve investment management and that requires a principal investment in excess of $100 million;

•	the adoption of a shareholder rights plan;

•	any appointment of a chief executive officer or co-chief executive officer; or

•	the termination of the employment of a principal with us or any of our material subsidiaries without ‘‘cause.’’

Board Representation

The Shareholders Agreement requires that we take all reasonably necessary action to effect the following:

•	so long as the principals and their permitted transferees beneficially own (i) shares representing more than 50% of the total combined voting power of all our outstanding Class A and Class B shares, our Board shall nominate individuals designated by the principals such that the principals will have six designees on the Board; (ii) shares representing more than 40% and less than 50% of the total combined voting power of all our outstanding Class A and Class B shares, our Board shall nominate individuals designated by the principals such that the principals will have five designees on the Board; (iii) shares representing more than 25% and less than 40% of the total combined voting power of our outstanding Class A and Class B shares, our Board shall nominate individuals designated by the principals such that the principals will have four designees on the Board; (iv) shares representing more than 10% and less than 25% of the total combined voting power of our outstanding Class A and Class B shares, our Board shall nominate individuals designated by the principals such that the principals will have two designees on the Board; and (v) shares representing less than 10% of the total combined voting power of our outstanding Class A and Class B shares, the Board shall have no obligation to nominate any individual that is designated by the principals.

Transfer Restrictions

Each principal and his permitted transferee(s) (as defined below) may not, directly or indirectly, voluntarily effect cumulative transfers of more than (i) 17.5% of their initial Fortress Operating Group units (and corresponding Class B shares), and all securities which such initial units (and corresponding Class B shares) are exchanged for (collectively, the ‘‘Equity Interests’’), during the first year after the completion of our initial public offering, (ii) 34% of their Equity Interests during the first two years after the completion of our initial public offering, (iii) 50.5% of their Equity Interests during the first three years after the completion of our initial public offering, (iv) 67% of their Equity Interests during the first four years after the completion of our initial public offering, and (v) 83.5% of their Equity Interests during the first five years after the completion of our initial public offering, other than, in each case, with respect to transfers from one principal to another principal or to a permitted transferee of such principal. Any Equity Interests received by a principal pursuant to the forfeiture provisions of the Principals Agreement will remain subject to the foregoing restrictions in the receiving principal’s hands; provided, that each principal shall be permitted to sell without regard to the foregoing restrictions such number of forfeitable interests received by him as are required to pay taxes payable as a result of the receipt of such interests, calculated based on the maximum combined U.S. federal, New York State and New York City tax rate applicable to individuals; and provided further that each principal who is not required to pay taxes in the applicable fiscal quarter in which he receives Equity Interests as a result of being in the federal income tax ‘‘safe harbor’’ will not effect any such sales prior to the six month anniversary of the applicable termination date which gave rise to the receipt of such Equity Interests. After five years, each principal and his Permitted Transferee(s) may transfer all of the Equity Interests of such principal to any person or entity in accordance with Rule 144, in a registered public offering or in a transaction exempt from the registration requirements of Securities Act. The above transfer restrictions shall lapse with respect to a principal if such principal dies or becomes disabled.

The principals may exchange their Fortress Operating Group units for Class A shares at any time, which Class A shares also are subject to the foregoing transfer restrictions. When the principals exchange their Fortress Operating Group units for Class A shares, the Class B shares corresponding to the Fortress Operating Group units will be cancelled.

A ‘‘permitted transferee’’ shall mean, with respect to each principal and his permitted transferees (a) such principal’s spouse, (b) a lineal descendant of such principal’s maternal or paternal grandparents (or any such descendant’s spouse), (c) a charitable institution, (d) a trustee of a trust (whether inter vivos or testamentary), the current beneficiaries and presumptive remaindermen of which are one or more of such principal and persons described in clauses (a) through (c) above, (e) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by one or more of such principal and persons described in clauses (a) through (d) above, (f) an individual mandated under a qualified domestic relations order, (g) a legal or personal representative of such principal in the event of his death or disability (h) any other principal with respect to transactions contemplated by the shareholder agreement, and (i) any other principal who is then employed by Fortress or any of its affiliates or any permitted transferee of such principal in respect of any transaction not contemplated by the agreement.

Registration Rights

Demand Rights.    We have granted to the principals registration rights that allow them at any time to request that we register the resale under the Securities Act of 1933, of an amount of shares representing at least 2.5% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering, that they own, subject to the transfer restrictions discussed above. Each principal, together with his permitted transferees, shall be entitled to an aggregate of two demand registrations. We are not required to maintain the effectiveness of any resale registration statement for more than 90 days. We are also not required to effect any demand registration within six months of a ‘‘firm commitment’’ underwritten offering to which all principals which held ‘‘piggyback’’ rights (as described below) were given the opportunity to sell shares in such offering and which offering included at least 50% of the shares collectively requested by the principals with piggyback rights to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration, and may refuse a request for demand registration if, in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements, provided that we use our reasonable best efforts to obtain such financial statements as promptly as practicable.

Piggyback Rights.    For so long as a principal, together with his permitted transferees and their respective permitted transferees, beneficially owns an amount of shares representing at least 1% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering (a ‘‘Piggyback Registrable Amount’’), the principal shall also have ‘‘piggyback’’ registration rights that allows him to include the shares that he owns in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or any successor form thereto) or by any of our other holders of equity securities that have registration rights, subject to the transfer restrictions discussed above. The ‘‘piggyback’’ registration rights of these holders of equity securities are subject to proportional cutbacks based on the manner of such offering and the identity of the party initiating such offering.

Shelf Registration.    We have granted each principal, for so long as each principal, together with his permitted transferees and their respective permitted transferees, beneficially owns an amount of shares representing at least 2.5% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering, the right to request a shelf registration on Form S-3, providing for resales thereof to be made on a continuous basis, subject to a time limit on our efforts to keep the shelf registration statement continuously effective and our right to suspend the use of the shelf registration prospectus for a reasonable period of time (not exceeding 90 days in succession or 180 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statement would be detrimental to us or our holders of equity securities, and also subject to the transfer restrictions discussed above. In addition, each principal that, together with his permitted transferees and their respective permitted transferees, beneficially owns a Piggyback Registrable Amount and which has not made a request for a shelf registration may elect to participate in such shelf registration within ten days after notice of the registration is given.

Indemnification; Expenses.    We have agreed to indemnify each principal against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell our shares, unless such liability arose from such principal’s misstatement or omission, and each such principal has agreed to indemnify us against all losses caused by his misstatements or omissions. We will pay all expenses incident to our performance under the Shareholders Agreement, and the principals will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their shares under the Shareholders Agreement.

Clawback Guaranty Indemnity Agreement

Incentive income from certain of the private equity funds may be distributed to us on a current basis generally subject to the obligation of the subsidiary of the Fortress Operating Group that acts as general partner of the fund to repay the amounts so distributed in the event certain specified return thresholds are not ultimately achieved. The principals have personally guaranteed, subject to certain limitations, the obligation of these subsidiaries in respect of this ‘‘clawback’’ obligation. The Shareholders Agreement contains our agreement to indemnify each of our principals against all amounts that the principal pays pursuant to any of these personal guaranties in favor of our private equity funds (including costs and expenses related to investigating the basis for or objecting to any claims made in respect of the guaranties).

Exchange Agreement

In connection with the completion of our initial public offering, the principals entered into an exchange agreement with us under which, at any time and from time to time, each principal (or certain transferees thereof) has the right to exchange one of his Fortress Operating Group units (together with one corresponding Class B share) for one of our Class A shares. Under the exchange agreement, to effect an exchange, a principal must simultaneously exchange one Fortress Operating Group unit – being an equal limited partner interest in each Fortress Operating Group entity. As a principal exchanges his Fortress Operating Group units, our interest in the Fortress Operating Group units will be correspondingly increased and his corresponding Class B shares will be cancelled.

Expense Allocation Agreement

We have entered into an Expense Allocation Agreement with the Fortress Operating Group entities pursuant to which substantially all of Fortress’s expenses (other than (i) income tax expenses of Fortress Investment Group LLC, FIG Corp. and FIG Asset Co. LLC, (ii) obligations incurred under the tax receivable agreement and (iii) payments on indebtedness incurred by Fortress Investment Group LLC, FIG Corp. and FIG Asset Co. LLC), including substantially all expenses incurred by or attributable solely to Fortress Investment Group LLC, such as expenses incurred in connection with our initial public offering (including expenses related to or other amounts payable in connection with any obligations to indemnify the underwriters against certain liabilities), are accounted for as expenses of the Fortress Operating Group.

Tax Receivable Agreement

As described above, at any time and from time to time, each principal has the right to exchange each of his Fortress Operating Group units (together with a corresponding Class B share) for one of our Class A shares in a taxable transaction. The Fortress Operating Group entities may make an election under Section 754 of the Code, which may result in an adjustment to the tax basis of the assets owned by the Fortress Operating Group at the time of the exchange. The taxable exchanges may result in increases in the tax depreciation and amortization deductions, as well as the increase in the tax basis of other assets, of the Fortress Operating Group that otherwise would not have been available. These increases in tax depreciation and amortization deductions, as well as the increase in the tax basis of other assets, would reduce the amount of tax that FIG Corp. or FIG Asset Co. LLC (on behalf of any affiliated corporation that holds an interest in a Fortress Operating Group entity), as applicable, would otherwise be required to pay in the future. Additionally, our acquisition of Fortress Operating Group units from the principals, such as in the Nomura transaction, also resulted in increases in tax deductions and tax basis that reduces the amount of tax that the corporate taxpayers would otherwise be required to pay in the future.

In connection with the closing of the Nomura transaction, the corporate taxpayers entered into a tax receivable agreement with our principals that provides for the payment by the corporate taxpayers to an exchanging or selling principal of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that the corporate taxpayers actually realize (or are deemed to realize in the case of an early termination payment by the corporate taxpayers or a change of control, as discussed below) as a result of these increases in tax deductions and tax basis, and certain other tax benefits, including imputed interest expense, related to entering into the tax receivable agreement. The corporate taxpayers expect to benefit from the remaining 15% of cash savings, if any, in income tax savings that they realize. The tax savings that the corporate taxpayers actually realize will equal the difference between (i) the income taxes that the corporate taxpayers would pay if the tax basis of the assets was as shown on the corporate taxpayers’ books at the time of a taxable exchange, and (ii) the income taxes that the corporate taxpayers actually pay, taking into account payments made under the tax receivable agreement as well as depreciation and amortization deductions attributable to the fair market value basis in the assets of the Fortress Operating Group. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that the corporate taxpayers would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of the applicable Fortress Operating Group entity as a result of the transaction and had the corporate taxpayers not entered into the tax receivable agreement. The term of the tax receivable agreement will be applicable to the Transactions and will continue until all such tax benefits have been utilized or expired, unless the corporate taxpayers exercise the right to terminate the tax receivable agreement by paying an amount based on the present value of payments remaining to be made under the agreement with respect to units which have been exchanged or sold and units which have not yet been exchanged or sold. Such present value will be determined based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions that would have arisen from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. No payments will be made if a principal elects to exchange his Fortress Operating Group units in a tax-free transaction.

Decisions made by the principals in the course of running our business, in particular decisions made with respect to the sale or disposition of assets or change of control, may influence the timing and amount of payments that are received by an exchanging or selling principal under the tax receivable agreement. In general, earlier disposition of assets following an exchange or acquisition transaction will tend to accelerate such payments and increase the present value of the tax receivable agreement, and disposition of assets before an exchange or acquisition transaction will increase a principal’s tax liability without giving rise to any rights to receive payments under the tax receivable agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our principals will not reimburse the corporate taxpayers for any payments made by them under the tax receivable agreement. As a result, in certain circumstances, payments could be made to our principals under the tax receivable agreement in excess of the corporate taxpayers’ cash tax savings. The payments that the corporate taxpayers may make to our principals could be material in amount. However, our principals receive 85% of our cash tax savings, leaving the corporate taxpayers with 15% of the benefits of the tax savings. In general, estimating the amount of payments that may be made to the principals under the tax receivable agreement is by its nature, imprecise, in the absence of an actual transaction, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis and the amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including:

•	The timing of the transactions – For instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of the Fortress Operating Group entities at the time of the transaction;

•	The price of our Class A shares at the time of the transaction – The increase in any tax deductions, as well as tax basis increase in other assets, of the Fortress Operating Group entities, is directly proportional to the price of the Class A shares at the time of the transaction;

•	The taxability of exchanges – If an exchange is not taxable for any reason, increased deductions will not be available; and

•	The amount and timing of our income – The corporate taxpayers will be required to pay 85% of the tax savings as and when realized, if any. If a corporate taxpayer does not have taxable income, the corporate taxpayer is not required to make payments under the tax receivable agreement for that taxable year because no tax savings were actually realized.

In addition, the tax receivable agreement provides that, upon a merger, asset sale or other form of business combination or certain other changes of control, the corporate taxpayers’ (or their successors’) obligations with respect to exchanged or acquired units (whether exchanged or acquired before or after such change of control) would be based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. As noted above, no payments will be made if a principal elects to exchange his Fortress Operating Group units in a tax-free transaction.

Our purchase, through our intermediate holding companies, of 15% of the principals’ Fortress Operating Group units as part of the Nomura transaction resulted in an increase in the tax basis of the assets for which tax receivable payments could be made of approximately $800 million, and likely will result in us making payments under the tax receivable agreement. Any payments under the tax receivable agreement will give rise to additional tax benefits and additional potential payments under the tax receivable agreement. Any payments under the tax receivable agreement will depend upon whether FIG Corp. has taxable income to utilize the benefit of the increase in the tax basis of the assets owned by the Fortress Operating Group.

Investor Shareholder Agreement

Upon consummation of the sale of Class A shares in connection with the Nomura transaction, we entered into an Investor Shareholder Agreement with Nomura. The Investor Shareholder Agreement provides Nomura with certain rights with respect to the designation of a nominee to serve on our Board or an observer to attend meetings of our Board, as well as registration rights for our securities that it owns, and places certain restrictions on actions that Nomura may take with respect to us and our securities.

Board Representation

The Investor Shareholder Agreement requires that following our initial public offering, so long as Nomura and its permitted transferees beneficially own securities representing more than 10% of the total voting power of all our securities, our Board shall nominate an individual designated by Nomura such that the Nomura will have one designee on the Board. So long as Nomura has this right, it may, in its sole discretion, elect to waive this right and instead appoint a non-voting observer to attend meetings of our Board, but not meetings of committees of our Board.

For the purposes of the Investor Shareholder Agreement, a ‘‘permitted transferee’’ of Nomura means any of Nomura’s subsidiaries or controlled affiliates.

Standstill Provision

Except as otherwise expressly provided in the Investor Shareholder Agreement, or as specifically approved by a majority of the members of our Board, including at least a majority of the principals who are members of our Board, no Investor or any of its affiliates shall, directly or indirectly, (i) by purchase or otherwise, beneficially own, acquire, agree to acquire or offer to acquire any of our voting securities or direct or indirect rights or options to acquire our voting securities other than the Class A shares acquired pursuant to the Securities Purchase Agreement, (ii) enter, propose to enter into, solicit or support any merger or business combination or similar transaction involving us or any of our subsidiaries, or purchase, acquire, propose to purchase or acquire or solicit or support the purchase or acquisition of any portion of the business or assets of us or any of our subsidiaries (except for proposals to purchase or acquire a non-material portion of our assets or the assets of any of our subsidiaries that are not required to be publicly disclosed), (iii) initiate or propose any security holder proposal without the approval of our Board granted in accordance with the Investor Shareholder Agreement or make, or in any way participate in, any ‘‘solicitation’’ of ‘‘proxies’’ (as such terms are used in the proxy rules promulgated by the SEC under the Exchange Act) to vote, or seek to advise or influence any person with respect to the voting of, any of our voting securities or request or take any action to obtain any list of our security holders for such purposes with respect to any matter (or, as to such matters, solicit any person in a manner that would require the filing of a proxy statement under Regulation 14A of the Exchange Act), (iv) form, join or in any way participate in a group (other than a group consisting solely of Nomura and its respective affiliates) formed for the purpose of acquiring, holding, voting or disposing of or taking any other action with respect to our voting securities, (v) deposit any of our voting securities in a voting trust or enter into any voting agreement or arrangement with respect thereto (other than the Investor Shareholder Agreement and such voting trusts or agreements which are solely between Nomura and its affiliates or made between Nomura and its affiliates and us pursuant to the Investor Shareholder Agreement), (vi) seek representation on our Board, the removal of any directors from our Board or a change in the size or composition of our Board (in each case, other than as provided in the Investor Shareholder Agreement), (vii) make any request to amend or waive any of the foregoing provisions, which request would require public disclosure under applicable law, rule or regulation, (viii) disclose any intent, purpose, plan, arrangement or proposal inconsistent with the foregoing (including any such intent, purpose, plan, arrangement or proposal that is conditioned on or would require the waiver, amendment, nullification or invalidation of any of the foregoing) or take any action that would require public disclosure of any such intent, purpose, plan, arrangement or proposal, (ix) take any action challenging the validity or enforceability of the foregoing or (x) assist, advise, encourage or negotiate with any person with respect to, or seek to do, any of the foregoing; provided that (a) it shall not be a violation of clause (x) above to sell the Class A shares acquired by Nomura in connection with the Nomura transaction and (b) it shall not be a violation of any of the restrictions set forth in clauses (i)-(x) above by an ‘‘Investor’’ for purposes of the Investor Shareholder Agreement to (1) trade our securities or the securities of our subsidiaries for the accounts of its customers in the ordinary course of trading, investment management, financing and brokerage activities subject to appropriate information barriers being in place or (2) participate in any coinvestment opportunities offered to it by us or certain of our subsidiaries.

Registration Rights

Demand Rights.    We have granted to Nomura and its permitted transferees ‘‘demand’’ registration rights that allow them at any time to request that we register under the Securities Act, an amount of shares representing at least 2.5% of the total voting power of all our securities, subject to the transfer restrictions discussed above. Nomura and its permitted transferees are entitled to an aggregate of two demand registrations. We are not required to maintain the effectiveness of the registration statement for more than 90 days. We are also not required to effect any demand registration within six months of a ‘‘firm commitment’’ underwritten offering in which Nomura and its permitted transferees held ‘‘piggyback’’ rights (as described below) and were given the opportunity to sell shares in the offering and which offering included at least 50% of the shares collectively requested by such persons to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration, and may refuse a request for demand registration if in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited or other financial statements, provided that we use our reasonable best efforts to obtain such financial statements as promptly as practicable.

Piggyback Rights.    For so long as Nomura, together with its permitted transferees and their respective permitted transferees, beneficially own an amount of shares representing at least 1% of the total voting power of all our securities, such holder of our equity securities shall also have ‘‘piggyback’’ registration rights that allow them to include the shares that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or any successor form thereto) or by any of our other holders of equity securities that have registration rights, subject to the transfer restrictions discussed above. The ‘‘piggyback’’ registration rights of these holders of equity securities are subject to proportional cutbacks based on the manner of such offering and the identity of the party initiating such offering.

Indemnification; Expenses.    We have agreed to indemnify Nomura and its permitted transferees against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell our shares, unless such liability arose from such holder’s misstatement or omission, and such holders have agreed to indemnify us against all losses caused by their misstatements or omissions. We will pay all expenses incident to our performance under the Investor Shareholder Agreement, and Nomura and its permitted transferees will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of its shares under the Investor Shareholder Agreement.

Most Favored Nations.    Except for shelf registration rights and the number of demand rights granted to our principals and their permitted transferees pursuant to the shareholder agreement, we have agreed that if we grant superior or more favorable demand, piggyback or incidental registration rights than those provided to Nomura and its permitted transferees, any such superior or more favorable rights and/or terms shall be deemed to have been granted simultaneously to Nomura and its permitted transferees.

Exchanges; Repurchases; Recapitalization.

Unless otherwise provided in the Investor Shareholder Agreement, neither we nor any of our subsidiaries shall effect any repurchase, recapitalization, reorganization, reclassification, merger, consolidation, share exchange, liquidation, spin-off, stock split, dividend, distribution or stock consolidation, subdivision or combination that would not afford to each holder of Class A shares the same type and amount of consideration per Class A share or Fortress Operating Group unit (and the corresponding Class B shares). In addition, neither we nor any of our subsidiaries shall effect any repurchase or redemption of Class A shares or Fortress Operating Group units (and the corresponding Class B shares) from any holder of Class A shares or Fortress Operating Group units (and the corresponding Class B shares), other than on a pro rata basis from all holders of Class A shares and all holders of Fortress Operating Group units (and the corresponding Class B shares) participating in such repurchase or redemption at the same type and amount of consideration except for repurchases of Class A shares or Fortress Operating Group units (and the corresponding Class B shares) that affect the Class A shares and Fortress Operating Group Units (and the corresponding Class B shares) on a pro rata basis.

Other Related Party Transactions

From time to time, we may advance amounts on behalf of affiliates for short periods. In such cases, we may charge interest to these affiliates. One of our indirect subsidiaries acts as the loan origination platform for certain Fortress Funds. In this respect, it holds commercial lending licenses in various states and receives nominal fees for its loan origination duties.

We have entered into cost sharing arrangements with the funds, including subleases of certain of our office space by them, and in some cases, subleases by us or our subsidiaries of office space leased by subsidiaries of the private equity funds. Furthermore, the subsidiaries of the private equity funds have a separate cost sharing arrangement with each other.

Fortress Funds and/or their portfolio companies (both funds which are consolidated under GAAP on our historical financial statements and funds which are not so consolidated) have engaged in a number of related party transactions. Neither the Company, Fortress Operating Group nor any of our investment management subsidiaries was a party to any of these transactions. These transactions are transactions that, if entered into following deconsolidation of the consolidated Fortress Funds, we would not consider as related party transactions, since we are not a party to any of these transactions:

•	One of the Fortress Funds has investments in two real estate related joint ventures with one of our Castles, which aggregated approximately $24.4 million as of December 31, 2007.

•	Certain of our portfolio companies and funds are co-owned by, have merged with, or have engaged in transactions with, other portfolio companies and funds. Generally, co-ownership arrangements are entered into due to transaction size limitations in individual funds and transactions between portfolio companies take advantage of synergies between these entities.

•	In some instances, portfolio companies have entered into contracts with other portfolio companies or with certain of our equity method investees to provide services to, or receive services from, these entities, including asset management, consulting and loan servicing. These contracts were entered into because the entity providing the service possessed relevant expertise.

Our employees are permitted to participate in our Fortress Funds by investing in these funds alongside non-employee third party investors. Many of our employees, including our principals and other executive officers, have invested in these funds. In many cases, participation is limited by law to individuals who qualify under applicable legal regimes. These funds generally do not require employees to pay management fees and do not deduct incentive fees or ‘carried interest’ from the funds’ distributions to these employees.

Distributions to our executive officers (or persons or entities affiliated with them) of profits earned on investments made by, and other income from, any fund for which amounts that were distributed

(including return of capital invested by such directors or officers*) to or, in the case of hedge funds, that could have been withdrawn by such director or officer in the 2007 fiscal year were, in the aggregate, as follows: Mr. Bass – $105,720; Mr. Briger – $13,505,167; Mr. Edens – $11,066,866; Mr. Kauffman –$7,472,978; Mr. Nardone – $6,585,887; and Mr. Novogratz – $26,837,744.

Fortress generally bears overhead, administrative and other expenses for, and may provide certain other services free of charge to, these funds. In addition, certain of our executive officers from time to time invest their personal funds directly in affiliates of our funds on the same terms and with the same conditions as the other investors in these affiliates, who are not our directors, executive officers or employees.

A brother of one of our Presidents, Mr. Novogratz, is employed by us as a managing director in our investor relations group and earned in 2007 a base salary of $200,000, a bonus of $1.3 million, $318,500 for apartment rental costs and related expatriate expenses plus usual and customary benefits.

One of our principals owns an aircraft that Fortress uses for business purposes in the course of its operations. The payments made or accrued to such principal for this use were based on estimated current market rates for chartering aircraft and totaled $0.6 million in 2007, including $0.4 million from consolidated Fortress Funds.

In February 2007, we entered into an agreement with two employees who were departing from Fortress to form their own investment management company. We received a minority ownership interest in the management company, and as part of the transaction a Fortress Fund received certain rights to invest at discounted fee rates in the fund being formed by the departing employees, and committed to invest $200 million in that fund subject to certain conditions (of which that Fortress Fund has invested approximately $87 million). The entire transaction was approved by the advisory board of the Fortress Fund.

During 2007, two departing Fortress employees entered into sourcing agreements with a Fortress Fund pursuant to which the Fortress Fund agreed to make contingent payments to the former employees based on the employees sourcing future transactions for that Fortress Fund. These funds have paid approximately $128,000 in connection with these sourcing arrangements.

In March 2007, one of the portfolio companies of a Fortress Fund leased office space to a company owned by one of the principals. The principal pays approximately $0.2 million per annum in rent to the portfolio company.

In connection with our initial public offering, we entered into a tax receivable agreement with the principals, and the principals entered into a forfeiture agreement with each other. The principals, employees, directors and Fortress Funds have and continue to make investments in Fortress Funds

In June 2007, we sold two investments to Real Assets Fund, a private equity Fortress Fund. We received $29.1 million from the sales and recorded gains aggregating $0.4 million.

In September 2007, three of the principals made an aggregate $33.5 million loan to a subsidiary of one of the private equity Fortress Funds. The principals assigned their right to receive interest on this loan to the fund. In October 2007, this fund conducted a rights offering in which it raised $214.0 million of equity in a private placement to investors in the fund, of which Fortress acquired $54.1 million. The proceeds from this offering were used to pay down existing fund level debt, including the loan from the principals. In October and November 2007, these principals invested an aggregate of $89.8 million in preferred equity interests of subsidiaries of certain of the private equity Fortress Funds, of which $9.1 million has been repaid. The preferred equity does not pay a dividend.

In September 2007, six employees terminated their employment at Fortress in order to form a management company. A portfolio company owned by a Fortress Fund has contracted with this management company to perform services for one of its subsidiaries. These employees had received

*	In fiscal 2007, the return of capital invested by such persons in such funds over several years was as follows: Mr. Bass – $78,655; Mr. Briger – $5,838,310; Mr. Edens – $6,258,664; Mr. Kauffman –$4,437,128; Mr. Nardone – $4,437,128; Mr. Novogratz – $5,137,719.

Class A restricted share units in connection with Fortress’s initial public offering in February 2007, valued at approximately $5.9 million in the aggregate, as well as profit sharing interests in various Fortress Funds. In connection with the above transactions, we have modified these awards such that each employee’s vesting continues on the original vesting schedule as long as both (i) such employee remains employed by the management company, and (ii) the management company continues to provide services to the subsidiary.

In March 2008, one of our subsidiaries, FIG LLC, made a non-interest bearing loan of $11.6 million to a Fortress Fund, which was repaid in full two weeks later.

In December 2007, three employees terminated their employment at Fortress to begin employment at the home offices of certain of our principals. These employees had received RSUs in connection with Fortress’s IPO in February 2007, valued at approximately $1.7 million in the aggregate. In addition, one employee had been awarded profit sharing interests in several Fortress Funds. Fortress has modified these awards such that each employee’s vesting continues on the original vesting schedule as long as the employee remains employed by the respective principal’s home office. The expense incurred by Fortress in association with these awards will be treated as compensation to the applicable principals.

For the year ended December 31, 2007, other revenues in Fortress’s financial statements included approximately $45.6 million of revenues from affiliates, primarily expense reimbursements.

Fortress Operating Group Limited Partnership Agreements and Our Operating Agreement

Operating Agreement of Fortress Investment Group LLC

Organization and Duration

The Company was formed on November 6, 2006 as Fortress Investment Group Holdings LLC, and was subsequently renamed Fortress Investment Group LLC on February 1, 2007, and will remain in existence until dissolved in accordance with our Operating Agreement.

Relationship with Fortress Operating Group Entities

Under our Operating Agreement, we must receive the consent of the principals (who own a majority of our Class B shares) before engaging in the following actions:

i)	directly or indirectly entering into or conducting any business or holding any assets other than (a) business conducted and assets held by the Fortress Operating Group and its subsidiaries, (b) ownership, acquisition and disposition of equity interests in our subsidiaries, (c) the management of the business of the Fortress Operating Group, (d) making loans and incurring indebtedness that is otherwise not prohibited under our Operating Agreement, (e) the offering, sale, syndication, private placement or public offering of securities or other interests in compliance with our Operating Agreement, (f) any financing or refinancing related to the Fortress Operating Group and its subsidiaries, (g) any activity or transaction contemplated by the Investor Shareholder Agreement, the Shareholders Agreement or the Exchange Agreement, and (h) any activities incidental to the foregoing;

ii)	incurring or guaranteeing any indebtedness other than that incurred in connection with an exchange under the Exchange Agreement and indebtedness to the Company or any of its subsidiaries;

iii)	owning any assets other than permitted equity interests, permitted indebtedness, and such cash and cash equivalents as the Board deems reasonably necessary for us and our subsidiaries to carry out our respective responsibilities contemplated under our Operating Agreement;

iv)	disposing of any interest in FIG Corp., FIG Asset Co. LLC or the Fortress Operating Group, or owning any interest in any person other than the Fortress Operating Group entities or a wholly owned subsidiary that directly or indirectly owns an interest in the Fortress Operating Group entities;

v)	issuing equity securities unless the proceeds of the issuance are contributed to the Fortress Operating Group entities in exchange for equity securities of the Fortress Operating Group entities with preferences, rights, terms and provisions that are substantially the same as those of such company equity securities and equal in number to the number of company equity securities issued;

vi)	contributing cash or other assets to the Fortress Operating Group entities other than proceeds from the issuance of equity securities;

vii)	effecting any share split, subdivision, reverse share split, combination, pro rata distribution or any other recapitalization or reclassification of the Class A or Class B shares or units of the Company or any Fortress Operating Group entity, unless similar transactions are effected concurrently such that (a) the ratio of outstanding Class A shares or units to outstanding Class B shares or units is maintained and (b) the Company and all Fortress Operating Group entities have the same number of Class A and Class B shares or units outstanding;

viii)	making any capital contribution to any Fortress Operating Group entity unless a capital contribution is concurrently made to all of the Fortress Operating Group entities and the values of the capital contributions to all Fortress Operating Group entities are proportional to their relative equity values at the time;

ix)	permitting any Fortress Operating Group entity to issue any equity securities to the Company or any of its subsidiaries unless each other Fortress Operating Group entity concurrently issues equity securities that are equal in number to and have substantially the same provisions as the equity securities issued by such Fortress Operating Group entity;

x)	causing the Fortress Operating Group entity to establish record dates for distribution payments unless they coincide with the record dates for distribution payments paid by the Company;

xi)	preventing any Class B units from being converted into an equal number of Class A units by the Fortress Operating Group entities if, as a result of an exchange pursuant to the exchange agreement, we or our subsidiaries acquire any Class B units issued by the Fortress Operating Group; and

xii)	repurchasing or redeeming any equity securities from us or any of our subsidiaries (excluding the Fortress Operating Group and their subsidiaries) except pursuant to our Operating Agreement.

Duties of Officers and Directors

Our Operating Agreement does not expressly modify the duties and obligations owed by officers and directors under the Delaware General Corporation Law, or DGCL. However, there are certain provisions in our Operating Agreement regarding exculpation and indemnification of our officers and directors that differ from the DGCL. First, our Operating Agreement provides that to the fullest extent permitted by applicable law our directors or officers will not be liable to us. Under the DGCL, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our shareholders; (ii) intentional misconduct or knowing violations of the law that are not done in good faith; (iii) improper redemption of stock or declaration of a dividend, or (iv) a transaction from which the director derived an improper personal benefit.

Second, our Operating Agreement provides that we indemnify our directors and officers for acts or omissions to the fullest extent permitted by law. Under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in the best interests of the corporation, and, in a criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful.

Third, our Operating Agreement provides that in the event a potential conflict of interest exists or arises between any of our principals, our directors or their respective affiliates, on the one hand, and us, any of our subsidiaries or any of our shareholders, on the other hand, a resolution or course of action by our Board shall be deemed approved by all of our shareholders, and shall not constitute a breach of the fiduciary duties of members of the Board to us or our shareholders, if such resolution or course of action is (i) approved by our nominating, corporate governance and conflicts committee, which is composed of independent directors, (ii) approved by shareholders holding a majority of our shares that are disinterested parties, (iii) on terms no less favorable than those generally provided to or available from unrelated third parties, or (iv) fair and reasonable to us. Under the DGCL, a corporation is not permitted to automatically exempt Board members from claims of breach of fiduciary duty under such circumstances.

Expansion of Board of Directors

Our Operating Agreement provides that the number of directors which shall constitute the whole Board shall be determined from time to time by resolution adopted by a majority of the Board then in office, provided that, for so long as our principals (Peter L. Briger, Jr., Wesley R. Edens, Robert I. Kauffman, Randal A. Nardone and Michael E. Novogratz) shall have the right to designate nominees to the Board under the Shareholders Agreement, the number of directors may not be increased without the consent of the principals.

Investing in FIG Asset Co. LLC

Our Operating Agreement provides that we may not allow FIG Asset Co. LLC to make any investment, directly or indirectly, without the unanimous approval of all holders of Class B shares when such Class B shareholders would be required to contribute funds in order for such shareholders to maintain their respective ownership percentages in such entity.

Limitations on Liability and Indemnification of Our Directors and Officers

Pursuant to our Operating Agreement, we have agreed to indemnify each of our directors and officers, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the Company and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their obligations or duties in connection with their service to us or the Operating Agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been one of our directors or officers.

Amendment of Our Operating Agreement

Amendments to our Operating Agreement may be proposed only by or with the consent of our Board. To adopt a proposed amendment, our Board is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as set forth below, an amendment must be approved by holders of a majority of the total combined voting power of our outstanding Class A and Class B shares and, to the extent that such amendment would have a material adverse effect on the holders of any class or series of shares, by the holders of a majority of the holders of such class or series.

Prohibited Amendments.    No amendment may be made that would:

•	enlarge the obligations of any shareholder without such shareholder’s consent, unless approved by at least a majority of the type or class of shares so affected;

•	provide that we are not dissolved upon an election to dissolve our limited liability company by our Board that is approved by holders of a majority of the total combined voting power of our outstanding Class A and Class B shares;

•	change the term of existence of our Company; or

•	give any person the right to dissolve our limited liability company other than our Board’s right to dissolve our limited liability company with the approval of holders of a majority of the total combined voting power of our outstanding Class A and Class B shares.

The provision of our Operating Agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of holders of at least two-thirds of the total combined voting power of our outstanding Class A and Class B shares, voting together as a single class.

No Shareholder Approval.    Our Board may generally make amendments to our Operating Agreement without the approval of any shareholder or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of shareholders in accordance with our Operating Agreement;

•	the merger of our Company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

•	a change that our Board determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes other than as we specifically so designate;

•	an amendment that our Board determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our Board, or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or ‘‘plan asset’’ regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment or issuance that our Board determines to be necessary or appropriate for the authorization of additional securities;

•	any amendment expressly permitted in our Operating Agreement to be made by our Board acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our Operating Agreement;

•	any amendment that our Board determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our Operating Agreement;

•	a change in our fiscal year or taxable year and related changes; and

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our Board may make amendments to our Operating Agreement without the approval of any shareholder or assignee if our Board determines that those amendments:

•	do not adversely affect the shareholders (including any particular class or series of shares as compared to other classes or series of shares) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our Board deems to be in the best interests of us and our shareholders;

•	are necessary or appropriate for any action taken by our Board relating to splits or combinations of shares under the provisions of our Operating Agreement; or

•	are required to effect the intent expressed in the registration statement filed in connection with our initial public offering, or the intent of the provisions of our Operating Agreement, or are otherwise contemplated by our Operating Agreement.

Grantor Trust

In the future, our Board may consider implementing a reorganization without the consent of shareholders whereby a Delaware statutory trust (the ‘‘Trust’’) would hold all of our outstanding Class A shares and each holder of Class A shares would receive common shares of the Trust in exchange for its shares. The Board will have the power to decide in its sole discretion to implement such a trust structure. Our Trust would be treated as a grantor trust for U.S. federal income tax purposes. As such, for U.S. federal income tax purposes, each investor would be treated as the beneficial owner of a pro rata portion of the shares held by the Trust and shareholders would receive annual tax information relating to their investment on IRS Forms 1099 (or substantially similar forms as required by law), rather than on IRS Schedules K-1. Our Board will not implement such a trust structure if, in its sole discretion, the reorganization would be taxable or otherwise alter the benefits or burdens of ownership of the Class A shares, including, without limitation, a shareholder’s allocation of items of income, gain, loss, deduction or credit or the treatment of such items for U.S. federal income tax purposes. Our Board will also be required to implement the reorganization in such a manner that does not have a material effect on the voting and economic rights of Class A shares and Class B shares.

The IRS could challenge the Trust’s manner of reporting to investors (e.g., if the IRS asserts that the Trust constitutes a partnership or is ignored for U.S. federal income tax purposes). In addition, the Trust could be subject to penalties if it were determined that the Trust did not satisfy applicable reporting requirements.

Anti-Takeover Effects, Our Operating Agreement

Our Operating Agreement provides that our shareholders (with the exception of our principals if they collectively own shares representing at least 50% of the total combined voting power of all of our Class A and Class B shares) are specifically denied the ability to call a special meeting of the shareholders. Advance notice must be provided by our shareholders to nominate persons for election to our Board as well as to propose actions to be taken at an annual meeting.

Amended and Restated Agreement of Limited Partnership of Fortress Operating Group Entities

Each of the amended and restated partnership agreements for the Operating Entities was entered into by FIG Corp. as the general partner and the principals as limited partners, and the amended and restated partnership agreement for Principal Holdings was entered into by FIG Asset Co. LLC as the general amended and restated partner and the principals as limited partners. The amended and restated partnership agreements are substantially similar in form and the following is a summary of certain of the material provisions of each of the amended and restated partnership agreements.

Issuance of Equity Securities by Fortress

If Fortress issues any equity securities, it is expected that: (i) Fortress will immediately contribute the cash proceeds or other consideration received from such issuance, and from the exercise of any rights contained in any such securities, to FIG Corp. and FIG Asset Co. LLC (allocated between them in accordance with their relative values at the time such equity securities are issued); (ii) FIG Corp. will immediately contribute its portion of such cash proceeds or other consideration to the Operating Entities and any other entities that FIG Corp. directly acquires an interest in, to the extent that as of the date of such acquisition FIG Corp. and the principals and their respective permitted transferees own interests in such entity that are in proportion to their respective ownership interests in the other Operating Entities on such date (allocated among them in accordance with their relative values at the time such equity securities are issued); (iii) FIG Asset Co. LLC will immediately contribute its portion of such cash proceeds or other consideration to Principal Holdings and any other entities that FIG Asset Co. LLC directly acquires an interest in, to the extent that as of the date of such acquisition FIG Asset Co. LLC and the principals and their respective permitted transferees own interests in such entity that are in proportion to their respective ownership interests in Principal Holdings on such date (allocated among them in accordance with their relative value at the time such equity securities are issued); (iv) in exchange for the portion of such cash proceeds or other consideration contributed to the limited partnership, the general partner will receive (x) in the case of an issuance of Class A shares, Class A common units, and (y) in the case of an issuance of any other equity securities by Fortress, except for Class B shares, a new class or series of units or other equity securities of the limited partnership with designations, preferences and other rights, terms and provisions that are substantially the same as those of such Fortress equity securities (with any dollar amounts adjusted to reflect the portion of the total amount of cash proceeds or other consideration received by Fortress that is contributed to the limited partnership); and (v) in the event of any subsequent transaction involving such Fortress equity securities (including a share split or combination, a distribution of additional Fortress equity securities, a conversion, redemption or exchange of such Fortress equity securities), the general partner will concurrently effect a similar transaction with respect to the units or other equity securities issued by the limited partnership in connection with the issuance of such Fortress equity securities.

In the event of any issuance of equity securities by Fortress, and the contribution of the cash proceeds or other consideration received from such issuance as described above, the limited partnership shall pay or reimburse Fortress (directly or indirectly by paying and reimbursing the general partner) for its pro rata portion (based on the portion of the total cash proceeds or other consideration contributed to the limited partnership) of the expenses incurred by Fortress in connection with such issuance, including any underwriting discounts or commissions.

If Fortress issues any equity securities and any of the transactions described above are not effected, then the general partner shall make such modifications to the amended and restated partnership agreement as the general partner reasonably determines to be necessary so that, to the greatest extent possible, subsequent distributions to the holders of Class B common units (including distributions upon liquidation) will be the same as would be the case if such transactions had been effected. Such modifications to the amended and restated partnership agreement may include changes in the rates of distributions or allocations of profit and loss among partners or a requirement that the general partner make future contributions to the limited partnership. The general partner may effect any such modifications without the consent or approval of any limited partner.

Transfer

A limited partner may not transfer all or any of such partner’s units without approval of the general partner, which approval may be granted or withheld in the general partner’s sole and complete discretion; provided, however, that without the general partner’s approval, a limited partner may (i) transfer units pursuant to the Exchange Agreement or exchange letter agreement among FIG Corp. and the principals, (ii) transfer units to a permitted transferee of such partner, or (iii) pledge or assign units to a non-affiliated lending institution. A limited partner may not, without the consent of the general partner, withdraw from the partnership prior to the partnership’s termination.

Limited partners holding a majority of the outstanding Class A common units have the right to remove the general partner at any time, with or without cause. Upon the withdrawal or removal of the general partner, limited partners holding a majority of the outstanding Class A common units shall have the right to appoint a successor general partner; provided, that any successor general partner must be a direct or indirect wholly owned subsidiary of Fortress.

Amendments

Except as may be otherwise required by law, the amended and restated partnership agreement may be amended by the general partner without the consent or approval of any partners, expect that (i) if an amendment adversely affects the rights of a unit holder other than on a pro rata basis with other unit holders of the same class, such unit holders must consent to the amendment, (ii) no amendment may adversely affect the rights of a class of unit holders without the consent of a majority of the holders of the outstanding units of such class, and (iii) the consent rights of the principals may not be amended without the written consent of the principals that hold a majority of the Class B common units then owned by all principals and their permitted transferees.

Indemnification Agreements

We have entered into separate indemnification agreements with our directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our Operating Agreement against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of Fortress’s indebtedness, and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Operating Agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We maintain directors’ and officers’ liability insurance for our officers and directors.

PROPOSAL NUMBER TWO
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
(Item 2 on Proxy Card)

The Audit Committee Charter, as well as Section 301 of the Sarbanes-Oxley Act of 2002, Rule 10A-3(b)(2) under the Securities Exchange Act of 1934 and the related NYSE listing standards, each require that the audit committee shall be directly responsible for the appointment and retention of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the listed issuer. In accordance with these requirements, the Audit Committee and the Board recommend that the shareholders ratify the appointment of the firm of Ernst & Young LLP, independent registered public accounting firm (‘‘E&Y’’), to be the Company’s independent registered public accounting firm for the year 2008. E&Y was also the Company’s independent registered public accounting firm for 2007. Before selecting E&Y, the Audit Committee carefully considered E&Y’s qualifications as the registered public accounting firm for Fortress. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with E&Y in all of these respects. The committee’s review included inquiry concerning any litigation involving E&Y and any proceedings by the SEC against the firm. In this respect, the committee has concluded that the ability of E&Y to perform services for Fortress is in no way adversely affected by any such investigation or litigation.

The Audit Committee also oversees the work of E&Y, and E&Y reports directly to the Audit Committee in this regard. The Audit Committee also reviews and approves E&Y’s annual engagement letter, including the proposed fees, and determines or sets the policy regarding all audit, and all permitted non-audit, engagements and relationships between Fortress and E&Y. The Audit Committee also reviews and discusses with E&Y their annual audit plan, including the timing and scope of audit activities, and monitors the progress and results of the plan during the year. Representatives of E&Y will be available to answer questions at the Annual Meeting and are free to make statements during the Annual Meeting.

The Board recommends that shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2008.

Audit Fees, Audit Related Fees, Tax Fees and All Other Fees.

In connection with the audit of the 2007 financial statements, Fortress entered into an engagement letter with E&Y which set forth the terms by which E&Y has performed audit services for Fortress. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following summarizes E&Y’s fees for professional services rendered in 2007 and 2006. The fees shown for 2006 reflect fees incurred prior to the deconsolidation of our funds that took place on March 31, 2007, and, as a result, such fees are not comparable to the 2007 fees.

	2007	2006
Audit Fees(1)	$ 10.4 million	$ 18.9 million
Audit-Related Fees(2)	0.1 million	(1)
Tax Fees(3)	0.9 million	7.0 million
All Other Fees	0.4 million	8.5 million

(1)	These fees represent fees for the audit of the Company’s consolidated financial statements for 2006 and 2007, the reviews of interim financial statements included in the Company’s disclosures on Forms S-1, 10-K and 10-Q, statutory audits and services rendered relating to the Company’s initial public offering. For 2006, audit-related fees are also included in the $18.9 million amount.
(2)	Represents fees related primarily to enhancement of internal control over financial reporting and various accounting issues.
(3)	Represents fees related primarily to assistance with tax compliance matters, including international, federal and state tax returns preparation and various related consultations.

Audit Committee Pre-Approval Policies and Procedures.

The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee or one of its members of all fees paid to, and all services performed by, the Company’s independent registered public accounting firm. In the early part of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by the firm during the year. In addition, pre-approval by the Audit Committee or one of its members is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the tables above were authorized and approved by the Audit Committee.

Of the fees set forth in the table above, none of the ‘‘Audit Related Fees’’, none of the ‘‘Tax Fees’’ and none of the ‘‘All Other Fees’’ were approved by the Audit Committee pursuant to SEC Rule 2-01(c)(7)(i)(C) of Regulation S-X. This rule provides that the pre-approval requirement is waived, with respect to fees for services other than audit, review or attest services, if the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Company to E&Y during the fiscal year in which the services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee.

OTHER MATTERS

As of the mailing date of this Proxy Statement, the Board knows of no other matters to be brought before the Annual Meeting. If matters other than the ones listed in this Proxy Statement arise at the Annual Meeting, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

CONFIDENTIALITY OF PROXIES

The Company’s policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law, or assert or defend legal claims, or in a contested proxy solicitation, or in the event that a shareholder makes a written comment on a proxy card or an attachment to it.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2009 ANNUAL MEETING

You may submit proposals for consideration at future shareholder meetings. Under the rules of the SEC, if a shareholder wants us to include a proposal under Rule 14a-8 in our proxy statement and form of proxy for presentation at our 2009 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105 by December 17, 2008. The proposal should be sent to the attention of the Secretary of the Company.

Our Operating Agreement governs the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not to be included in the Company’s proxy statement for that meeting. Under our Operating Agreement, nominations for director or other business proposals to be addressed at our annual meeting of shareholders may be made by an eligible shareholder who has delivered a timely notice to the Company’s Secretary at the above address and otherwise meets the information and procedural requirements prescribed by our Operating Agreement. Such notice must be received no later than January 16, 2009 and no earlier than December 17, 2008, provided that if the annual meeting is called for a date that is more than 25 days before or after the anniversary of the previous year’s annual meeting, notice must be received no more than 10 days after the public announcement of the annual meeting date. Under the rules of the SEC, if we do not receive by January 16, 2009 proper notice with respect to any proposals outside of Rule 14a-8 that a shareholder wishes to have considered at our 2009 Annual Meeting of Shareholders, such proposals will not be considered timely for purposes of Rule 14a-4(c) and the persons named as proxies in the proxy materials related to that meeting will have the right to use their discretion in voting on such proposals when they are raised at the meeting.

important notice regarding the availability of proxy materials for the annual meeting to be held on may 29, 2008

The Proxy Statement and Annual Report for the year ended December 31, 2007 are available at www.proxyvote.com.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: General Counsel, and can also be accessed through our website at www.fortress.com.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address. This process, which is commonly referred to as ‘‘householding,’’ potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single copy of the proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to, Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: General Counsel.

By Order of the Board of Directors,

David N. Brooks Vice President, General Counsel and Secretary

FORTRESS INVESTMENT GROUP LLC

PROXY FOR ANNUAL MEETING

MAY 29, 2008

THIS PROXY IS SOLICITED ON BEHALF OF

FORTRESS INVESTMENT GROUP LLC’S BOARD OF DIRECTORS

The undersigned hereby appoints Wesley R. Edens, Randal A. Nardone and David N. Brooks, and each of them, proxies for the undersigned, with full power of substitution, to vote all Class A and Class B shares of Fortress Investment Group LLC of which the undersigned may be entitled to vote at the Annual Meeting of Fortress Investment Group LLC. This meeting will be held on May 29, 2008, at 10:00 AM Eastern Daylight Time, at The London NYC, located at 151 West 54th Street, New York, New York 10019, any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on other side)

FORTRESS INVESTMENT GROUP LLC 1345 Avenue of the Americas, 46th Floor New York, NY 10105

Fortress Investment Group LLC

May 29, 2008

Your proxy card is attached below.

Please read the enclosed Proxy Statement, then vote and return the card at your earliest convenience.

* FOLD AND DETACH HERE *

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

Where no voting instructions are given, the shares represented by this Proxy will be VOTED FOR Items 1 AND 2.

Vote on Directors

1.	Election of Directors: Nominees Randal A. Nardone, Richard N. Haass and Howard Rubin

FOR all nominees ☐	WITHHOLD AUTHORITY ☐ to vote for all nominees	FOR all nominees, EXCEPT ☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “FOR all nominees EXCEPT” box and write that nominee’s name in the space provided below.)

* Exceptions ______________________________________________________________________________________________________

Vote on Proposal

2.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for Fortress Investment Group LLC for fiscal year 2008.

FOR ☐	AGAINST ☐	ABSTAIN ☐

If other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

Change of Address and/ or Comments Mark Here ☐	I PLAN TO ATTEND ANNUAL MEETING. If you check this box to the right an admission card will be sent to you. ☐

Receipt is hereby acknowledged of Fortress Investment Group LLC Notice of Meeting and Proxy Statement.

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

Dated:

Signature

Signature

(Please sign, date and return this proxy card in the enclosed envelope.)	Votes MUST be indicated in black or blue ink ☒